Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

between

CDI CORP.

NOVA INTERMEDIATE PARENT, LLC

and

NOVA MERGER SUB, INC.

JULY 31, 2017

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TABLE OF CONTENTS

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TABLE OF CONTENTS

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated July 31, 2017, is entered into between CDI Corp., a Pennsylvania corporation (the “Company”), Nova Intermediate Parent, LLC, a Delaware limited liability company (“Parent”), and Nova Merger Sub, Inc., a Pennsylvania corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

WHEREAS, the Boards of Directors of each of the Company, Parent and Merger Sub have approved the acquisition of the Company by Parent on the terms and conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition, Parent has agreed to cause Merger Sub to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase any and all of the shares of common stock, par value $0.10 per share, of the Company (the “Company Common Stock”) issued and outstanding (each, a “Share”) at a price per Share of $8.25 (such amount, or any other amount per Share paid pursuant to the Offer in accordance with this Agreement, the “Offer Price”), net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, following consummation of the Offer, the parties intend that Merger Sub will be merged with and into the Company (the “Merger,” and together with the Offer, the Top-Up Option and the other transactions contemplated by this Agreement, the “Transactions”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent in accordance with the Pennsylvania Business Corporation Law of 1988, as amended, and the Pennsylvania Entity Transactions Law (collectively, the “PBCL”), and each Share that is not (a) tendered and accepted pursuant to the Offer or (b) a Dissenting Share will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Merger Consideration, on the terms and subject to the conditions set forth herein;

WHEREAS, the Company Board has unanimously (a) determined that this Agreement and the Transactions are advisable, fair to and in the best interests of the Company and the Company’s stockholders (other than Parent and its Subsidiaries), (b) approved and declared advisable this Agreement and the Transactions, including the Offer and the Merger, on the terms and subject to the conditions set forth herein and (c) determined to recommend that the stockholders of the Company (other than Parent and its Subsidiaries) accept the Offer and tender their shares to Merger Sub pursuant to the Offer on the terms and subject to the conditions of this Agreement;

WHEREAS, concurrently with the execution of this Agreement and as a condition and inducement to the Parent’s and Merger Sub’s willingness to enter into this Agreement, certain stockholders of the Company have entered into a Tender and Support Agreement, dated as of the date hereof, in the form attached as Exhibit B (the “Tender and Support Agreement”) in favor of Parent and Merger Sub;

WHEREAS, the Board of Directors of Merger Sub has approved and declared it advisable for Merger Sub to enter into this Agreement and consummate the Transactions on the terms and subject to the conditions set forth herein; and

CONFIDENTIAL

WHEREAS, the Board of Directors of Parent has approved this Agreement and the Transactions on the terms and subject to the conditions set forth herein, and Parent, as the sole stockholder of Merger Sub, has duly executed and delivered to Merger Sub and the Company a written consent, to be effective by its terms immediately following execution of this Agreement, adopting this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.    Definitions.

(a) As used herein, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms, in the aggregate, no less restrictive of, or more favorable to, the Third Party that is party to such agreement and its Affiliates and Representatives than the terms set forth in the Confidentiality Agreement are to Parent and its Affiliates and Representatives; provided, however, that such confidentiality agreement shall not be required to include standstill provisions.

“Acquisition Proposal” means any bona fide offer or proposal (other than an offer or proposal made or submitted by or on behalf of Parent) related to an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions with a Person or “group” (as defined in the Exchange Act) relating to the acquisition of at least fifteen percent (15%) of the assets of, equity interests in (including outstanding Company Common Stock) or business (as determined by reference to consolidated revenues) of the Company and the Company Subsidiaries, taken as a whole, pursuant to a merger, reorganization, recapitalization, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or other similar transaction.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, including through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, including through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Articles of Incorporation” means the Company’s Articles of Incorporation filed with the Pennsylvania Department of State on July 30, 1985 as amended on May 8, 1990 and December 11, 2007.

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“Audited Balance Sheet” means the audited consolidated balance sheet of the Company as of December 31, 2016.

“Audited Balance Sheet Date” means the date of the Audited Balance Sheet.

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York or Philadelphia, Pennsylvania are authorized or required by applicable Law to close.

“Business IP” means (i) all Owned Company IP Rights and (ii) all other Intellectual Property used in or necessary for the respective businesses of the Company and the Company Subsidiaries as currently conducted.

“Closing Date” means the date of the Closing.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Board” means the Board of Directors of the Company.

“Company Data” means any data or information (including personally identifiable information, nonpublic personal information, and other protected data concerning individuals) used, collected, maintained, or stored by or on behalf of the Company or any of the Company Subsidiaries.

“Company Equity Awards” means, collectively, the Company TVDS, the Company Performance Units, the Company SARs and the Company Options.

“Company’s Knowledge” means, as to a particular matter, the actual knowledge of any one or more of the individuals listed on Section 1.01(a) of the Company Disclosure Schedules, after due inquiry by such individuals of their direct reports.

“Company Material Adverse Effect” means any fact, circumstance, event, condition, change, development, occurrence or effect (each, an “Effect”) that, individually or in combination with any other Effect, (i) has had or would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole or (ii) would prevent the Company from consummating the Transactions; provided, however, that no Effect shall constitute or contribute to a Company Material Adverse Effect pursuant to clause (i) to the extent that such Effect arises out of, or results from, and none of the following will be taken into account in determining whether a Company Material Adverse Effect has occurred or is continuing: (A) general economic, business or regulatory conditions in the United States or elsewhere in the world; (B) credit, debt, financial or capital markets, interest or exchange rates or commodity prices, in each case, in the United States or elsewhere in the world; (C) conditions generally affecting the industry in which the Company and the Company Subsidiaries operate; (D) any national or international political conditions, any military conflict, declared or undeclared war,

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armed hostilities, acts of foreign or domestic terrorism or civil disobedience; (E) any hurricane, flood, tornado, earthquake or other natural disaster or pandemic; (F) changes or proposed changes in any applicable Law or GAAP (or interpretation thereof); (G) any failure by the Company or any of the Company Subsidiaries to meet any internal or external projections, estimates, expectations, earnings predictions or forecasts for any period, or to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations for any period (but excluding, in each case, the underlying causes of such failure unless such underlying causes would otherwise be excepted from this definition); (H) changes in the trading volume or trading price of the Company Common Stock or the Company’s credit rating (but excluding, in each case, the underlying causes of such failure unless such underlying causes would otherwise be excepted from this definition); (I) the public announcement of this Agreement, the Offer or the Merger (including the identity of Parent as the acquirer of the Company), including the impact thereof on relationships, contractual or otherwise, with officers, employees, customers, suppliers, distributors, vendors, licensors, licensees, lenders or Governmental Authorities or governmental officials; (J) any action required to be taken by the Company or any of the Company Subsidiaries pursuant to this Agreement or to which Parent has consented or the failure to take any action by the Company or any of the Company Subsidiaries if that action is prohibited by this Agreement and Parent has refused, after a written request from the Company, to consent or provide a waiver in a timely manner to permit such action to be taken; or (K) any Stockholder Litigation; provided, further, that any Effect referred to in clause (A), (B), (C), (D), (E) or (F) above may constitute, and be taken into account in determining the occurrence of, a Company Material Adverse Effect if and only to the extent that such change or event has a disproportionate adverse impact on the Company and the Company Subsidiaries, taken as a whole, as compared to the other companies that operate in the industry in which the Company and the Company Subsidiaries operate.

“Company Option” means an option to acquire shares of Company Common Stock granted pursuant to a Company Stock Plan.

“Company Performance Unit” means an award of Performance Units granted pursuant to a Company Stock Plan.

“Company SAR” means a stock appreciation right granted pursuant to a Company Stock Plan.

“Company Stock Plans” means the Company’s Amended and Restated Omnibus Stock Plan, including each previously amended and/or restated version of such plan.

“Company Subsidiary” means each Subsidiary of the Company.

“Company TVDS” means an award of Time-Vested Deferred Stock granted pursuant to a Company Stock Plan.

“Confidentiality Agreement” means the confidentiality agreement, dated as of May 12, 2017, between AE Industrial Partners, LLC and the Company, together with the confidentiality agreement, dated as of February 27, 2017, between Belcan, LLC and the Company.

“Continuing Director” has the meaning set forth in the Articles of Incorporation.

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“Contract” means any legally binding written or oral contract, agreement or other legally binding instrument, obligation, arrangement or understanding of any kind, including any legally binding note, bond, indenture, mortgage, guarantee, undertaking, commitment, promise, option, lease, sublease, license, sublicense, joint venture, warranty or sales or purchase order.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“Data Room” means the electronic data site established on behalf of the Company and to which Parent and its Representatives have been given access in connection with the Transactions.

“Data Security Requirements” means, collectively, all of the following to the extent relating to privacy, security, or security breach notification requirements and applicable to the Company or the Company Subsidiaries, to the conduct of their respective businesses, or to any of the Systems: (i) the Company’s or any Company Subsidiary’s own rules, policies, and procedures (whether physical or technical in nature, or otherwise); (ii) all applicable Laws; (iii) industry standards applicable to the industries in which the Company or any of the Company Subsidiaries operate; and (iv) Contracts into which the Company or any Company Subsidiary has entered or by which it is otherwise bound.

“Debt Financing” means any third-party debt financing incurred by Parent or any of its Affiliates in connection with the transactions contemplated hereby.

“Debt Financing Source” means any lender or other Person that has committed to provide (or has provided) any Debt Financing.

“Effect” has the meaning set forth in the definition of “Company Material Adverse Effect.”

“Environmental Law” means any applicable Law relating to (i) pollution, (ii) the protection of the environment or natural resources or (iii) Releases of or exposure to Hazardous Substances.

“Equity Commitment Letter” means that certain equity commitment letter by and among Parent and the Equity Financing Sources, dated as of the date hereof.

“Equity Financing Sources” means, collectively, AE Industrial Partners Fund I, L.P., a Delaware limited partnership (“Fund I”), AE Industrial Partners Fund I-A, L.P., a Delaware limited partnership and AE Industrial Partners Fund I-B, L.P., a Delaware limited partnership.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rulings and regulations thereunder.

“ERISA Affiliate” means any Person, trade or business, whether or not incorporated, that is treated as a single employer or under common control with the Company or any of its Subsidiaries, pursuant to Sections 414(b), (c), (m) or (o) of the Code.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

“Financial Statements” means (i) the audited consolidated financial statements consisting of the consolidated balance sheet and related consolidated statements of income, cash flows and stockholders’ equity of the Company as of and for the fiscal years ended December 31, 2016 and December 31, 2015 (including any related notes thereto and the related reports of the independent public accountants) (the “Audited Financial Statements”) and (ii) the unaudited consolidated financial statements consisting of the consolidated balance sheet and related consolidated statements of income, cash flows and stockholders’ equity of the Company as of and for the three (3) month period ending March 31, 2017 (the “Unaudited Financial Statements”).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any U.S. or non-U.S. federal, state, provincial, local or other government, department, authority, court, tribunal, commission, instrumentality, regulatory body or self-regulatory body (including any securities exchange), or any political or other subdivision, department, agency or branch of any of the foregoing.

“Government Bid” means any quotation, bid or proposal by the Company that, if accepted or awarded, would result in a Government Contract.

“Government Contract” means any prime contract, subcontract, letter contract, purchase order or delivery order for the delivery of supplies or provision of services by or between the Company or a Company Subsidiary on one hand and any (i) Governmental Authority (including any facilities contract or lease for the use of government-owned facilities) on the other or (ii) by or between the Company or a Company Subsidiary as a subcontractor at any tier on one hand and any other Person, including resellers and distributors on the other, in connection with any contract with a Governmental Authority.

“Hazardous Substance” means any pollutant, contaminant, or toxic or hazardous substance, material, or waste regulated by or the subject of liability under any Environmental Law, including petroleum.

“Houlihan Lokey” means Houlihan Lokey Capital, Inc.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules and regulations promulgated thereunder.

“Indebtedness” of any Person at any date means, without duplication, (a) all obligations (including any principal, premium, and any accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements and all other amounts payable in connection therewith) of such Person (i) for borrowed money, (ii) evidenced by a note, bond, debenture or similar instrument (including a purchase money obligation), (iii) for the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) under any lease or similar arrangement that would be required to be accounted for by the lessee as a capital lease in accordance with GAAP, (v) under

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conditional sale or other title retention agreements, (vi) arising out of interest rate and currency swap or hedge arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates and (vii) all liabilities to reimburse any bank or other Person for amounts paid under a letter of credit, surety bond, or bankers’ acceptance, (b) any guarantee by that Person of any indebtedness of others described in the preceding clause (a) and (c) liabilities of such person under any “Off Balance Sheet Arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act); provided, however, that, with respect to the Company, “Indebtedness” shall not be deemed to include any intercompany Indebtedness owing by the Company to any of its wholly owned Subsidiaries, by a wholly owned Subsidiary of the Company to the Company or by one wholly owned Subsidiary of the Company to another wholly owned Subsidiary of the Company.

“Intellectual Property” means all intellectual property rights in any jurisdiction, whether registered or unregistered, including: (i) patents, patent applications (including provisional patent applications), and patent disclosures (collectively, “Patents”); (ii) trademarks, service marks, trade dress, logos, slogans, corporate names, trade names, and other designations of origin and including all goodwill associated therewith (collectively, “Marks”) and Internet domain names; (iii) mask works, copyrights, copyrightable works, and works of authorship (collectively, “Copyrights”); (iv) trade secrets (as defined in the Uniform Trade Secrets Act or under any Law), confidential know-how and proprietary information, methods, processes and techniques (including with respect to manufacturing and production), research and development information, drawings, specifications, designs, algorithms, architectures, blueprints, schematics, industrial models, formulas, compositions, ideas, inventions, discoveries, improvements (whether patentable or unpatentable and whether or not reduced to practice), plans, proposals, financial and marketing plans, price lists and customer and supplier lists and information, and other confidential information; (v) all rights in software (whether in source code, object code, executable code, or other form), and data, databases, and collections of data; (vi) all other intellectual property or proprietary rights; and (vii) any registrations, applications for registration, and renewals and extensions of any of the foregoing listed in any of clauses (i) through (vi) in any jurisdiction.

“IPR Agreements” means non-exclusive licenses of Intellectual Property that are either (i) set forth on Section 4.15.(a)(vi)(2) of the Company Disclosure Schedules, or (ii) not required to be set forth on Section 4.15.(a)(vi) of the Company Disclosure Schedules pursuant to clause (B) or (C) of Section 4.15.(a)(vi).

“IRS” means the Internal Revenue Service.

“Law” means any United States, federal, state or local or any foreign law (in each case, statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, statute, Order, regulation or other similar requirement enacted, issued, adopted, promulgated, entered into or applied by a Governmental Authority.

“Liabilities” means any and all Indebtedness, liabilities, commitments or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, on- or off-balance sheet, and whether arising in the past, present or future, and including those arising under any Contract, Proceeding or Order.

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“Lien” means, with respect to any property or asset, any charge, claim, adverse interest, community property interest, pledge, hypothecation, condition, equitable interest, license, lien (statutory or other), option, security interest, mortgage, deed of trust, encumbrance, easement, encroachment, lease, sublease license, right of way, right of first refusal, right of first offer or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, or any interest or restriction similar in substance to any of the foregoing.

“Made Available” means that, not less than one (1) day prior to the execution of this Agreement, such information, document or material was (i) publicly available on the SEC EDGAR database, (ii) made available for review by Parent or Parent’s Representatives in the Data Room or (iii) otherwise provided by or on behalf of the Company to Parent or Parent’s Representatives.

“Marks” has the meaning set forth in the definition of “Intellectual Property.”

“NYSE” means The New York Stock Exchange.

“Order” means, with respect to any Person, any order, injunction, judgment, decision, determination, award, writ, ruling, stipulation, assessment or decree or other similar requirement of, or entered, enacted, adopted, promulgated or applied by, with or under the supervision of, a Governmental Authority or arbitrator.

“Organizational Documents” means, with respect to any Person that is not a natural person, the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, operating agreement, partnership agreement, certificate of limited partnership and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto or restatements thereof.

“Owned Company IP Rights” means any and all Intellectual Property owned or purported by the Company or any Company Subsidiary to be owned by, or registered to or filed in the name of, the Company or any of the Company Subsidiaries. Owned Company IP Rights shall include the Intellectual Property set forth on Section 4.21.(a) of the Company Disclosure Schedules.

“Parent Material Adverse Effect” means any Effect that, individually or in combination with any other Effect, does or would reasonably be expected to prevent or materially delay, interfere with, impair or hinder Merger Sub or Parent from performing any of its obligations under this Agreement, including consummating the Transactions.

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

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“Permits” means all permits, licenses, consents, franchises, approvals, privileges, immunities, authorizations, exemptions, registrations, certificates, variances and similar rights obtained from a Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes or governmental assessments, charges or claims of payment not yet due and delinquent or the amount or validity of which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business for amounts not yet due and delinquent or which are being contested in good faith or for which adequate accruals or reserves have been established in accordance with GAAP, (c) zoning, entitlements, building codes or other land use or environmental regulations, ordinances or legal requirements imposed by any Governmental Authority, (d) any state of facts which an accurate survey or inspection of the real property owned or leased by the Company and the Company Subsidiaries would disclose and which has not had a Company Material Adverse Effect, (e) title exceptions disclosed by any title insurance commitment or title insurance policy for any real property owned or leased by the Company and the Company Subsidiaries issued by a title company and delivered or otherwise made available to Parent, (f) statutory Liens in favor of lessors arising in connection with any real or tangible property leased to the Company and the Company Subsidiaries, (g) with respect to real property, any defects, irregularities or imperfections of title, encroachments, easements, servitudes, permits, rights of way, flowage rights, restrictions, leases, licenses, covenants, sidetrack agreements and oil, gas, mineral and any mining reservations, rights, licenses and leases, which, in each case, has not had a Company Material Adverse Effect, (h) Liens that are disclosed on the Audited Balance Sheet or notes thereto (or securing liabilities reflected on such Audited Balance Sheet), (i) all IPR Agreements, or (j) other than with respect to licenses to Intellectual Property, Liens that, individually or in the aggregate, would not be reasonably expected to materially detract from the value of any of the property, rights, or assets of the business of the Company or any of the Company Subsidiaries or materially interfere with the use thereof as currently used by the Company or the Company Subsidiaries.

“Person” means any individual, general or limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated organization, joint venture, firm, association or other entity or organization (whether or not a legal entity), including any Governmental Authority (or any department, agency or political subdivision thereof).

“Proceeding” means any suit (whether civil, criminal, administrative or judicial), action, litigation, charge, arbitration, mediation, proceeding (including any civil, criminal, administrative or appellate proceeding), hearing, audit, criminal prosecution, SEC “Wells” process or investigation (but only to the extent that the Company has been notified in writing by the investigating Governmental Authority of any such investigation), in each case commenced, brought, conducted or heard by or before any court or other Governmental Authority or any mediator, arbitrator or arbitration panel.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).

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“Representatives” means, with respect to any Person, the directors, officers, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives and advisors of such Person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules promulgated thereunder.

“Stockholder Litigation” means any claim or Proceeding (including any class action or derivative litigation) relating directly or indirectly to this Agreement, the Merger, the Offer or the other Transactions, including disclosures made under securities laws and regulations related thereto.

“Subsidiary” means, with respect to any Person, any other Person with respect to which such first Person (alone or in combination with any of such first Person’s other Subsidiaries) owns (i) capital stock or other equity interests having the ordinary voting power to elect a majority of the board of directors or other governing body of such Person or (ii) if no such governing body exists, a majority of the outstanding voting securities of such Person.

“Superior Proposal” mean an Acquisition Proposal (provided, that for this purpose the reference to “fifteen percent (15%)” in the definition of Acquisition Transaction shall be deemed to be a reference to “fifty percent (50%)” made by a Third Party that the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, and considering such factors as the Company Board consider in good faith to be appropriate (including the conditionality (including with respect to financing), timing and likelihood of consummation of such proposal, stockholder litigation, breakup fees and expense reimbursement provisions), (i) is on terms that are more favorable to the stockholders of the Company than the Transactions (including after giving effect to the Proposed Changed Terms, if such terms are proposed by Parent in accordance with Section 6.02.(e)(ii)) from a financial point of view and (ii) is reasonably likely to be consummated on a timely basis.

“Systems” means computer systems (including software, firmware, and hardware), servers, hardware systems, software, circuits, networks, data, databases, and other computer, telecommunication, and similar or related assets, systems, infrastructure, or equipment, including any outsourced systems and processes, that are owned, used, or relied on by or on behalf of the Company or any of the Company Subsidiaries, whether or not outsourced.

“Tax” means any and all federal, state, provincial, local or non-U.S. taxes, levies, fees, imposts, duties and similar governmental charges including without limitation income, franchise, windfall or other profits, gross receipts, real property, personal property, premium, natural resources, goods and services, net worth, license, transfer, excise, sales, use, value-added, ad valorem, capital stock, employment, unemployment, payroll, social security, workers’

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compensation, estimated, withholding, severance, occupation, custom duties, stamp, alternative, environmental, disability, escheat or abandoned or unclaimed property, or other taxes of any kind whatsoever, however denominated (including any interest, penalty, or addition thereto).

“Taxing Authority” means, with respect to any Tax, any Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Authority.

“Tax Return” means any report, return, document, declaration, claim for refund, election, estimate, information return or statement relating to Taxes (including any amendments thereof and including any schedule or attachment thereto).

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent, the Company or any of their respective Affiliates or Representatives.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of Treasury.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
409A Plan	Section 4.16.(m)
ACPC	Section 6.18
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.02.(c)
Antitrust Counsel Only Material	Section 6.10.(d)
Anti-Takeover Statute	Section 4.25
Available Cash Balances	6.18
Board Recommendation	Section 4.03.(b)
Canadian Subsidiaries	4.16(p)
Capitalization Date	Section 4.06.(a)
CDI Canada	Section 6.18
Certificates	Section 2.07.(a)
Change in Recommendation	Section 6.02.(c)
Closing	Section 2.04
Company	Preamble
Company Class B Common Stock	Section 4.06.(a)
Company Common Stock	Recitals
Company Disclosure Schedules	Article 4
Company Employee Plan	Section 4.17.(a)
Company Option/SAR Payment	Section 2.09.(b)
Company Preferred Stock	Section 4.06.(a)
Company-Related Parties	Section 9.04.(a)
Company SEC Documents	Section 4.08.(a)
Company Securities	Section 4.06.(b)

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Term	Section
Company Stockholder Approval	Section 6.03.(b)
Company Subsidiary Securities	Section 4.07.(c)
Company TVDS Payment	Section 2.09.(a)
Continuing Employees	Section 6.06.(a)
Current Premium	Section 6.09.(a)
D&O Indemnification Agreement	Section 6.09.(b)
Dissenting Shares	Section 2.08.(a)
Divestiture Action	Section 6.10.(c)
Effective Time	Section 2.01
End Date	Section 8.01.(b)(i)
Equity Financing	Section 5.13
Forward-Looking Statements	Article 4
Governmental Consents	Section 6.10.(a)
Indemnified Party	Section 6.09.(b)
Intentional and Knowing Breach	Section 8.02
Lease Agreement	Section 4.22.(b)
Material Contracts	Section 4.15.(a)
Material Customer	Section 4.27
Merger	Recitals
Merger Agreement	Exhibit A
Merger Consideration	Section 2.06.(a)
Merger Sub	Preamble
Minimum Tender Condition	Exhibit A
Offer	Recitals
Offer Conditions	Section 2.01.(b)
Offer Documents	Section 2.01.(f)
Offer Expiration Time	Section 2.01.(c)
Offer Price	Recitals
Parent	Preamble
Parent Benefit Plans	Section 6.06.(a)
Parent Expenses	Section 9.04.(e)
Paying Agent	Section 2.07.(a)
Payment Fund	Section 2.07.(a)
PBCL	Recitals
Pre-Closing Period	Section 6.01.(a)
Promissory Note	Section 2.03.(a)
Proposed Changed Terms	Section 6.02.(e)(ii)
Regulatory Law	Section 6.10.(e)
Related Party	Section 4.15.(a)(viii)
Schedule 14D-9	Section 2.02
Schedule TO	Section 2.01.(f)
Share	Recitals
Specified Covenants	Section 6.01.(b)
Statement of Merger	Section 2.05.(a)

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Term	Section
Stockholder List Date	Section 2.02.(b)
Superior Proposal Notice	Section 6.02.(d)
Surviving Corporation	Section 2.05.(c)
Tax Act	4.16(p)
Tender and Support Agreement	Preamble
Termination Condition	Exhibit A
Termination Fee	Section 6.02.(d)
Top-Up Notice	Section 2.03.(a)
Top-Up Option	Section 2.03.(a)
Top-Up Shares	Section 2.03.(a)
Transactions	Recitals

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof,” “herein,” “hereto” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified, and references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References (i) to “$” and “dollars” are to the currency of the United States, (ii) from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively and (iii) to “days” shall be calendar days unless otherwise indicated. The word “or” is disjunctive but not necessarily exclusive. The phrase “ordinary course of business” is deemed to be followed by “consistent with past practice” whether or not so stated.

ARTICLE 2

THE OFFER AND THE MERGER

Section 2.01.    The Offer.

(a) Commencement of the Offer. Provided that this Agreement shall not have been terminated in accordance with Section 8.01, as promptly as practicable but in no event later than ten (10) Business Days after the date of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 promulgated by the SEC under the Exchange Act) the Offer.

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(b)    Terms and Conditions of the Offer. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any Shares validly tendered and not validly withdrawn pursuant to the Offer are and shall be subject to the conditions set forth in Exhibit A (the “Offer Conditions”). Merger Sub expressly reserves the right (but is not obligated to) at any time and from time to time in its sole discretion to waive any Offer Condition or modify the terms of the Offer, except that, without the prior written consent of the Company, Merger Sub shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) modify or waive the Minimum Tender Condition or the Termination Condition, (iv) add to the Offer Conditions or otherwise modify or waive any term of the Offer in a manner adverse to the Company (prior to the consummation of the Offer) or the holders of Shares, (v) extend the Offer (except as required or permitted by the other provisions of this Section 2.01), (vi) change the form of consideration payable in the Offer or (vii) provide for a “subsequent offering period” (or any extension thereof) in accordance with Rule 14d-11 under the Exchange Act.

(c)    Expiration and Extension of the Offer. The expiration date and time for the Offer, as the same may be extended from time to time in accordance with this Agreement, is referred to as the “Offer Expiration Time.” The initial Offer Expiration Time shall be 9 A.M. (Philadelphia, Pennsylvania time) on the twenty-first (21st) Business Day following (and including the day of) commencement of the Offer (determined pursuant to Exchange Act Rule 14d-1(g)(3)). Merger Sub may extend the Offer Expiration Time at any time with the Company’s written consent. Merger Sub may, without the Company’s consent, (i) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or NYSE applicable to the Offer (including in order to comply with Exchange Act Rule 14e-1(b) in respect of any change in the Offer Price) or (ii) if, as of any Offer Expiration Time, any Offer Condition is not satisfied and has not been waived, extend the Offer on one or more occasions in consecutive increments of up to ten (10) Business Days each (or such longer or shorter period as the parties hereto may agree), until such time as all Offer Conditions are satisfied or waived; provided, however, that, without the Company’s written consent, Merger Sub shall not extend the Offer beyond the earlier of the End Date and the termination of this Agreement. Without limiting the rights of the parties to terminate this Agreement pursuant to and in accordance with ARTICLE 8, if, as of any Offer Expiration Time, any Offer Condition is not satisfied and has not been waived by Merger Sub in accordance with this Agreement, then at the written request of the Company, Merger Sub shall extend the Offer Expiration Time on one or more occasions in consecutive increments of up to ten (10) Business Days each (or such longer or shorter period as the parties hereto may agree), until such time as all Offer Conditions are satisfied or waived; provided, however, that Merger Sub shall not be required to extend the Offer beyond the earlier of the End Date and the termination of this Agreement; provided, further, that, if the Minimum Tender Condition is the sole then unsatisfied Offer Condition as of any Offer Expiration Time, so long as the Minimum Tender Condition remains as the sole unsatisfied Offer Condition, Merger Sub shall only be required to extend the Offer Expiration Time for additional periods not to exceed an aggregate of thirty (30) Business Days.

(d)    Consummation of the Offer; Payment. On the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to) consummate the Offer and thereafter pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the Offer Expiration Time and, in any event, no

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more than three (3) Business Days after the consummation of the Offer. Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer. The Offer Price shall be net to the seller in cash without interest, upon the terms and subject to the conditions of the Offer subject to Section 2.11 regarding the withholding of any Taxes required by applicable Law.

(e)    Termination of the Offer. Other than in connection with the expiration of the Offer in accordance with the terms hereof or a valid termination of this Agreement pursuant to ARTICLE 8, Merger Sub shall not terminate or withdraw the Offer without the prior written consent of the Company. In the event that this Agreement is terminated pursuant to ARTICLE 8, prior to any scheduled expiration thereof, Merger Sub shall, and Parent shall cause Merger Sub to, promptly (and in any event within two (2) Business Days of such termination), irrevocably and unconditionally terminate the Offer. If the Offer is terminated or withdrawn by Merger Sub, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered Shares to the registered holders thereof in accordance with applicable Law.

(f)    Offer Documents. On the date of commencement of the Offer (determined pursuant to Exchange Act Rule 14d-2), Parent and Merger Sub shall file with the SEC, in accordance with Exchange Act Rule 14d-3, a Tender Offer Statement on Schedule TO (together with all amendments, supplements and exhibits thereto, the “Schedule TO”) with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal, summary advertisement, notice of guaranteed delivery and other ancillary offer documents pursuant to which the Offer will be made (such Schedule TO and documents, together with any supplements or amendments thereto, the “Offer Documents”). The Company shall promptly furnish Parent and Merger Sub all information concerning the Company required by applicable Law to be set forth in the Offer Documents and all other information concerning the Company as reasonably requested by Parent and Merger Sub for inclusion in the Offer Documents and, unless previously withdrawn or modified in accordance with Section 6.02, Parent and Merger Sub shall be entitled to include the Board Recommendation in the Offer Documents. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable Law. Parent shall (i) give the Company reasonable opportunity to review and comment upon the Offer Documents and any amendments and supplements thereto prior to filing such documents with the SEC or dissemination of such documents to the stockholders of the Company, (ii) give reasonable and good faith consideration to any comments made by the Company, (iii) provide the Company in writing any comments Parent or Merger Sub may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments (and shall give the Company prompt telephonic notice of any material discussions with the SEC staff), (iv) provide the Company a reasonable opportunity to review and comment upon the responses to any such comments and a copy of any proposed written responses thereto prior to the filing thereof and (v) give reasonable and good faith consideration to any comments made by the Company on any such responses. Parent shall also take any other actions required to be taken under applicable Law in connection with the Offer and the Merger.

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(g)    Guaranteed Delivery. For purposes of this Agreement and the Offer, unless mutually agreed by Parent and the Company, any Shares subject to notices of guaranteed delivery shall be deemed not to be validly tendered into the Offer (including for purposes of determining whether the Minimum Tender Condition has been satisfied) unless and until the Shares underlying such notices of guaranteed delivery are delivered to or on behalf of Merger Sub.

Section 2.02.    Company Actions.

(a)    Schedule 14D-9. On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the “Schedule 14D-9”), which Schedule 14D-9 shall include the Board Recommendation (subject to the Board Recommendation not having been withdrawn or modified in accordance with Section 6.02) and shall disseminate the Schedule 14D-9 to holders of Shares. Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub required by applicable Law to be set forth in the Schedule 14D-9 and provide such other assistance with the preparation of the Schedule 14D-9 as may be reasonably requested by the Company. Prior to a Change in Recommendation, if any, (i) Parent shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 and any amendments and supplements thereto prior to filing such documents with the SEC or dissemination of such documents to the stockholders of the Company and the Company shall give reasonable and good faith consideration to any comments made by Parent and (ii) the Company shall (A) promptly provide Parent in writing any comments the Company may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments (and shall give Parent prompt telephonic notice of any material discussions with the SEC staff), (B) provide Parent a reasonable opportunity to review and comment upon the responses to any such comments and a copy of any proposed written responses thereto prior to the filing thereof and (C) give reasonable and good faith consideration to any comments made by Parent on any such responses. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable Law.

(b)    Stockholder Lists. In connection with the Offer, the Company shall cause its transfer agent to furnish Merger Sub promptly (and in any event within four (4) Business Days after the date of this Agreement) with mailing labels containing the names and addresses of the record holders of Shares as of the most recent practicable date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings, computer files and all other information in the Company’s possession or control containing information about the beneficial owners of the Shares as may be reasonably requested by Merger Sub for the purpose of communicating the Offer to such beneficial owners in accordance with applicable Law, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request for the purpose of communicating the Offer to the holders of

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Shares in accordance with applicable Law (the date of the list used to determine the Persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated, the “Stockholder List Date”). Subject to applicable Law, and except for such steps as are necessary to communicate the Offer to the holders of Shares, Parent and Merger Sub and their Representatives (i) shall hold in confidence such lists, files and information and will use such information only in connection with the Offer and the Merger and (ii) following a termination of this Agreement, shall promptly either deliver to the Company or destroy, and shall cause their Representatives to deliver to the Company or destroy, all copies and any extracts or summaries of such information then in their possession or control and notify the Company that all such material has been so returned or destroyed.

Section 2.03.    Top-Up Option.

(a)    The Company hereby grants to Merger Sub an irrevocable option (the “Top-Up Option”), exercisable only on the terms and conditions set forth in this Section 2.03, to purchase at a price per share equal to the Offer Price paid in the Offer that number of newly issued, fully paid an nonassessable Shares (the “Top-Up Shares”) equal to the lowest number of Shares that, when added to the number of Shares owned by Parent, Merger Sub and any of their respective Subsidiaries at the time of exercise of the Top-Up Option, shall constitute one share more than 80% of the outstanding Shares immediately after the issuance of the Top-Up Shares on a fully-diluted basis (which assumes conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof). Upon Parent’s request, the Company shall use its best efforts to cause its transfer agent to certify in writing to Parent the number of Shares issued and outstanding as of immediately prior to the exercise of the Top-Up Option and after giving effect to the issuance of the Top-Up Shares. The Top-Up Option shall be exercisable only once, in whole but not in part, at any time following the consummation of the Offer and prior to the earlier to occur of (i) the Effective Time and (ii) the termination of this Agreement in accordance with its terms.

(b)    If there shall have not been validly tendered and not validly withdrawn that number of Shares which, when added to the Shares owned by Parent and its Affiliates, would represent at least one share more than 80% of the Shares on a fully-diluted basis (which assumes conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof) upon the consummation of the Offer, Merger Sub shall be deemed to have exercised the Top-Up Option and on such date shall deliver to the Company written notice (the “Top-Up Notice”), specifying the aggregate number of shares of Common Stock owned by Parent, Merger Sub and any of their respective Subsidiaries at the time of such notice (giving effect to the consummation of the Offer). The Company shall, as soon as practicable following receipt of the Top-Up Notice (and in any event no later than the consummation of the Offer), deliver written notice to Merger Sub specifying, based on the information provided by Merger Sub in its notice, the number of Top-Up Shares to be purchased by Merger Sub. At the closing of the purchase of Top-Up Shares, which shall take place at the location of the Closing specified in Section 2.04 and shall take place simultaneously with the consummation of the Offer, the aggregate purchase price owed by Merger Sub to the Company for the Top-Up Shares shall be paid to the Company by (A) paying in cash by wire transfer of same-day funds an amount equal to not less than the aggregate par value of the Top-Up Shares and (B) issuing to the Company a promissory note having a principal amount equal to the

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aggregate purchase price pursuant to the Top-Up Option less the amount paid in cash pursuant to the preceding clause (A) (the “Promissory Note”). The Promissory Note (i) shall bear simple interest at a rate of five percent (5%) per annum, payable in arrears at maturity, (ii) shall mature on the first anniversary of the date of execution of the Promissory Note, (iii) shall be full recourse to Parent and Merger Sub, (iv) may be prepaid, at any time, in whole or in part, without premium or penalty and (v) shall have no other material terms. At the closing of the purchase of the Top-Up Shares or as promptly as practicable thereafter, the Company shall cause to be issued to Merger Sub a certificate representing the Top-Up Shares or the applicable number of book-entry Shares. Such certificates or book-entry Shares may include any legends that are required by federal or state securities Laws. The parties hereto agree to use their best efforts to cause the closing of the purchase of the Top-Up Shares to occur on the same day that the Top-Up Notice is deemed received by the Company pursuant to Section 9.01, and if not so consummated on such day, as promptly thereafter as possible.

(c)    Parent and Merger Sub acknowledge that no Top-Up Shares issued upon exercise of the Top-Up Option will be registered under the Securities Act and that all such shares will be issued in reliance upon an applicable exemption from registration under the Securities Act. Each of Parent and Merger Sub hereby represents and warrants to the Company that Merger Sub is, and will be, upon the purchase of the Top-Up Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act. Merger Sub agrees that the Top-Up Option and the Top-Up Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act) in violation of the Securities Act.

(d)    Any dilutive impact on the value of the shares of Company Common Stock as a result of the issuance of the Top-Up Shares shall not be taken into account in any determination of the fair value of any Dissenting Shares pursuant to Subchapter D of Chapter 15 of the PBCL as contemplated by Section 2.08.

(e)    Without the prior written consent of the Company, the right to exercise the Top-Up Option granted pursuant to this Agreement may not be assigned by Merger Sub other than to Parent or a direct or indirect wholly owned Subsidiary of Parent, including by operation of law or otherwise, and any attempted assignment in violation of this Section 2.03.(e) will be null and void.

Section 2.04.    The Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 9:00 a.m., Eastern time, as promptly as possible following satisfaction or, to the extent permitted hereunder, waiver of all conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time and/or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Dechert LLP, 2929 Arch Street, Philadelphia, Pennsylvania, unless another place is agreed to in writing by the parties hereto.

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Section 2.05.    The Merger.

(a)    Effecting the Merger. At the Closing, the Parties shall cause the Merger to be consummated by filing a statement of merger (the “Statement of Merger”) with the Department of State of the Commonwealth of Pennsylvania, in such form as required by and executed in accordance with the relevant provisions of the PBCL.

(b)    Effective Time. The Merger shall become effective on such date and at such time as when the Statement of Merger has been received for filing by the Secretary of the Commonwealth of the Commonwealth of Pennsylvania or at such later time and date as may be agreed by the parties hereto in writing and specified in the Statement of Merger (the “Effective Time”).

(c)    Surviving Corporation. At the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the PBCL, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

(d)    Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of Section 336 of the PBCL, this Agreement and the Statement of Merger.

Section 2.06.    Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the stockholders thereof or any other Person:

(a)    except as otherwise provided in Section 2.06.(a), Section 2.08 or Section 2.09, each Share outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive the Offer Price without interest (the “Merger Consideration”) and holders of such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefore in accordance with the terms and conditions of this Agreement;

(b)    each Share owned by Parent, Merger Sub or the Company (including Shares held by the Company as treasury stock) or held by any Subsidiary thereof immediately prior to the Effective Time shall be cancelled and cease to exist, and no payment shall be made with respect thereto, and each holder of a Certificate representing any such Shares shall cease to have any rights with respect thereto; and

(c)    each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one fully paid, nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.07.    Surrender and Payment.

(a)    Paying Agent and Payment Fund. Prior to the Effective Time, Parent shall appoint a nationally recognized paying agent reasonably acceptable to the Company (the “Paying Agent”) for the purpose of exchanging for the Merger Consideration certificates representing Shares (the “Certificates”; provided, however, that any references herein to “Certificates” are deemed to include references to effective affidavits of loss in accordance to Section 2.13 or to

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book-entry account statements relating to the ownership of Shares). As promptly as possible following the Effective Time, Parent shall have, or shall have taken all necessary steps to enable and cause the Surviving Corporation to have, deposited with the Paying Agent the aggregate Merger Consideration to be held in trust for the benefit of the holders entitled to receive Merger Consideration (which, for the avoidance of doubt, may exclude amounts for Dissenting Shares) and paid in respect of the Certificates (the “Payment Fund”). Any investment of the Payment Fund shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available). No such investment or loss thereon shall affect the amounts payable to the former holder of Shares pursuant to this ARTICLE 2. Promptly after the Effective Time and in any event no later than the fifth (5th) Business Day after the Effective Time, Parent shall send, or shall cause the Paying Agent to send, to each record holder of Shares at the Effective Time, in each case whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 2.06.(a), a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery or transfer of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company agree prior to the consummation of the Offer) for use in such payment.

(b)    Surrender of Shares. Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Shares represented by a Certificate promptly upon (i) surrender to the Paying Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Paying Agent or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Shares. Until so surrendered or transferred, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate.

(c)    Unregistered Transferees. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(d)    No Other Rights. All Merger Consideration paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate and, from and after the Effective Time, there shall be no further registration of transfers of Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, the

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holder of such Certificates shall be given a copy of a letter of transmittal and instructed to comply with the instructions therein in order to receive the Merger Consideration to which such holder is entitled pursuant to the Merger.

(e)    Termination of the Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of Shares six (6) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any such holder who has not exchanged Shares for the Merger Consideration in accordance with this Section 2.07 prior to that time shall thereafter look only to the Surviving Corporation as general creditors thereof for payment of the Merger Consideration.

Section 2.08.    Dissenting Shares.

(a)    Notwithstanding any provision of this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time (other than Shares cancelled in accordance with Section 2.06.(a) and held by a holder who is legally entitled to exercise, and who has properly exercised, dissenters’ rights (if applicable) with respect to such Shares in accordance with Subchapter D of Chapter 15 of the PBCL (such Shares being referred to collectively as the “Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to only such rights as are granted by Subchapter D of Chapter 15 of the PBCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s dissenters’ rights pursuant to Subchapter D of Chapter 15 of the PBCL or if a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Subchapter D of Chapter 15 of the PBCL, such Shares shall immediately cease to be Dissenting Shares and be treated as if they had been Shares converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration in accordance with Article 2, without interest thereon. If any demand for fair value is made of Dissenting Shares and the Top-Up Option was exercised prior to the Effective Time, then for purposes of determining the fair value of any Dissenting Shares, the cash received or value of the promissory note issued to the Company pursuant to Section 2.03.(a), as applicable, in payment of the exercise price of the Top-Up Option shall be treated as if it had not been paid to or received by the Company and the Top-Up Shares issued shall be treated as if they were not issued or outstanding. Notwithstanding anything to the contrary contained in Section 2.06.(a), if the Merger is rescinded or abandoned prior to the Effective Time, then the right of any shareholder to be paid the fair value of such shareholder’s Dissenting Shares pursuant to Subchapter D of Chapter 15 of the PBCL shall cease.

(b)    The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the PBCL that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands. Any portion of the Merger Consideration made available to the Paying Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

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Section 2.09.    Treatment of Equity Awards.

(a)    Treatment of Company TVDS. At the Effective Time, each award of Company TVDS outstanding immediately prior to the Effective Time shall, whether vested or unvested, automatically and without any action required on the part of the holder thereof, be cancelled in exchange for the right of the holder thereof to receive (without interest) an amount in cash equal to (i) the Merger Consideration multiplied by the number of shares of Company Common Stock underlying such Company TVDS award immediately prior to the Effective Time, plus (ii) the accrued but unpaid dividend equivalents on such award as of immediately prior to the Effective Time, less applicable Taxes withheld with respect to such payment pursuant to Section 2.11 (the “Company TVDS Payment”). The Company TVDS Payment relating to the portion of a Company TVDS award that is vested as of the Effective Time (after giving effect to the Transactions) shall be paid to the holder thereof as promptly as practicable (and in any event within three (3) Business Days) following the Effective Time through the Surviving Corporation’s payroll system. With respect to the portion of a Company TVDS award that is not vested as of the Effective Time (after giving effect to the Transactions), if and when a portion of any such Company TVDS award would have become vested in accordance with its terms, the Company TVDS Payment allocable to such portion shall be paid to the holder thereof not more than three (3) Business Days after such vesting through the Surviving Corporation’s payroll system. If any portion of a Company TVDS award that is not vested as of the Effective Time (after giving effect to the Transactions) does not become vested after the Effective Time in accordance with its terms, the portion of the Company TVDS Payment relating thereto shall be immediately forfeited and shall not be paid to the holder thereof).

(b)    Treatment of Company Options and Company SARs. At the Effective Time, each Company Option and Company SAR, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, automatically and without any action required on the part of the holder thereof, be cancelled. Since each Company Option and Company SAR has a per-share exercise price or per share base price (as applicable) equal to or greater than the Merger Consideration, each Company Option and Company SAR shall be canceled with no payment due the holder thereof.

(c)    Company Performance Units. At the Effective Time, each Company Performance Unit that, by its terms and after giving effect to the Transactions, is vested based on actual performance through the Effective Time shall be cancelled in exchange for the right of the holder thereof to receive (without interest) an amount in cash equal to the product of (x) the total number of shares of Company Common Stock underlying the vested portion of the Company Performance Unit award immediately prior to the Effective Time multiplied by (y) the Merger Consideration, which amount shall be paid to the holder thereof as promptly as practicable (and in any event within three (3) Business Days) following the Effective Time. At the Effective Time, each Company Performance Unit award that, by its terms and after giving effect to the Transactions, is not vested shall be cancelled with no payment due the holder thereof.

(d)    Corporate Actions. Prior to the Effective Time, the Company shall take all actions which are necessary to effectuate the provisions of Section 2.09.(a) through Section 2.09.(c), it being understood and agreed that from and after the Effective Time, no Company Equity Award holder shall have any right with respect to any Company Equity Award other than to receive the payment, if any, provided for in this Section 2.09.

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Section 2.10.    Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur (other than the issuance of Top-Up Shares, the issuance of Shares in connection with the exercise or settlement of Company TVDS, Company SARs, Company Performance Units and Company Options), including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, all references herein to specified numbers of shares affected thereby, and any calculations that are based upon such numbers of shares affected thereby, including the Offer Price, the Merger Consideration and any other amounts payable pursuant to this Agreement, shall be appropriately adjusted.

Section 2.11.    Withholding Rights. Each of Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold from such payment under any provision of any applicable Tax Law. To the extent that amounts are so deducted and withheld by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, such amounts shall be (i) paid in full to the appropriate Taxing Authority by Parent, Merger Sub, the Surviving Corporation or the Paying Agent for crediting to the account of the Person from whom such amounts were deducted and withheld and (ii) treated for all purposes of this Agreement as having been paid to the Person in respect of which Parent, Merger Sub, the Surviving Corporation or the Paying Agent made such deduction and withholding.

Section 2.12.    No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Payment Fund delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar applicable Law. If any Certificate shall not have been surrendered immediately prior to such date on which any amounts payable pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.13.    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the delivery to Parent and the Paying Agent of a written indemnity agreement in form and substance reasonably acceptable to Parent and the Paying Agent and, if reasonably required by Parent or the Paying Agent, the posting by such Person of a bond, in such customary amount as Parent or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated under this Article 2.

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Section 2.14.    Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01.    Certificate of Incorporation. At the Effective Time and without any further action on the part of the Company and Merger Sub, the certificate of incorporation of Merger Sub will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance its terms and applicable Law, except that the name of the Surviving Corporation included in the certificate of incorporation of the Surviving Corporation shall be CDI Corp.; provided, that this Section 3.01 shall not limit the obligations set forth in Section 6.09 (Director and Officer Liability).

Section 3.02.    Bylaws. At the Effective Time and without any further action on the part of the Company and Merger Sub, the bylaws of Merger Sub will be the bylaws of the Surviving Corporation until thereafter amended in accordance with its terms, the certificate of incorporation of the Surviving Corporation and applicable Law, except that the name of the Surviving Corporation included in the bylaws of the Surviving Corporation shall be CDI Corp.; provided, that this Section 3.02 shall not limit the obligations set forth in Section 6.09 (Director and Officer Liability).

Section 3.03.    Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents filed with the SEC on or after January 1, 2017 and prior to the date of this Agreement (other than (x) any disclosures contained or referenced therein under the captions “Risk Factors” or “Forward-Looking Statements” and any other disclosures that are predictive, cautionary or forward-looking in nature, and (y) in each case, any matters required to be disclosed for purposes of Section 4.03, Section 4.06(a), Section 4.10, clause (b) of the first sentence of Section 4.11 or Section 4.23) or (b) as set forth in the Company Disclosure Schedules (each section of which qualifies the correspondingly numbered and lettered representation and warranty in this Article 4 to the extent specified therein and the representations and warranties in such other sections of this Agreement as to which the relevance of the disclosure is reasonably apparent on its face) delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Schedules”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.01.    Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the applicable Law of the Commonwealth of Pennsylvania. The Company has full power and authority required to carry

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on its business as now conducted in all material respects. The Company is duly qualified to do business as a foreign corporation and is in good standing (to the extent a concept of “good standing” is applicable) in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had a Company Material Adverse Effect.

Section 4.02.    Organizational Documents. The Company has Made Available correct and complete copies of the Organizational Documents of the Company as of the date of this Agreement and the Organizational Documents of the Company are in full force and effect. The Company is not in violation in any material respect of such Organizational Documents.

Section 4.03.     Corporate Authorization.

(a)    Authority and Enforceability. The Company has full power and authority to enter into this Agreement and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary action on the part of the Company. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity.

(b)    Company Board Approval and Board Recommendation. At a meeting duly called and held, prior to the execution of this Agreement, the Company Board unanimously duly adopted resolutions (which, as of the date of this Agreement, have not been amended, rescinded, modified or withdrawn in any way) (i) approving and declaring that this Agreement, the Merger and the other Transactions are advisable, fair to and in the best interests of the stockholders of the Company and the Company, (ii) approving this Agreement and the Transactions, including the Offer, the Top Up Option and the Merger, on the terms and subject to the conditions set forth herein and (iii) determining to recommend that the stockholders of the Company accept the Offer and tender their shares to Merger Sub pursuant to the Offer, and if required to consummate the Merger, that the shareholders of the Company adopt this Agreement (the “Board Recommendation”) and (iv) electing, to the extent permitted by applicable Law, to make inapplicable all state takeover laws or similar Laws, to the extent they might otherwise apply to the execution, delivery, performance or consummation of this Agreement or any of the Transactions. The members of the Company Board that are Continuing Directors (including any successors to previous Continuing Directors) are set forth on Section 4.03(b) of the Company Disclosure Schedule. The Continuing Directors have unanimously approved the Top Up Option and the issuance of the Top-Up Shares in accordance with Section 6.B(1) of the Articles of Incorporation.

Section 4.04.    Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Statement of Merger with the Secretary of the Commonwealth of the Commonwealth of Pennsylvania, (ii) compliance with any applicable requirements of the HSR

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Act and any applicable foreign antitrust, competition, merger control or trade regulation Law, (iii) the filing with the SEC of (A) the Schedule 14D-9 and (B) any other filings and reports that may be required in connection with this Agreement and the Transactions under the Exchange Act, (iv) compliance with any applicable requirements of the Securities Act, the Exchange Act, any other applicable U.S. state or federal or foreign securities laws or stock exchange rules and (v) any actions or filings the absence of which has not had a Company Material Adverse Effect.

Section 4.05.    Non-contravention. Except as set forth in Section 4.05 of the Company Disclosure Schedules, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other Transactions do not and will not (with or without notice or lapse of time or both) (i) contravene, conflict with or result in any violation or breach of any provision of the Organizational Documents of, or any resolution adopted by, the Company or any Company Subsidiary, (ii) assuming compliance with the matters referred to in Section 4.04, contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order, (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or cancellation or give to others any right of termination, vesting, amendment, acceleration or cancellation (in each case, with or without notice or lapse of time or both) of any Material Contract or material Lease Agreement to which the Company or any Company Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any rights, property or asset of the Company or any of the Company Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as has not had a Company Material Adverse Effect.

Section 4.06.    Capitalization.

(a)    The authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock, (ii) 3,174,891 shares of Class B Common Stock, par value $0.10 per share (“Company Class B Common Stock”) and (iii) 1,000,000 shares of Preferred Stock, par value $0.10 per share (the “Company Preferred Stock”). The rights and privileges of the Company Common Stock, the Company Class B Common Stock and the Company Preferred Stock are as set forth in the Company’s Certificate of Incorporation. At the close of business on July 25, 2017 (the “Capitalization Date”), (A) 18,793,206 Shares were issued and outstanding, (B) Company TVDS awards with respect to an aggregate of 1,049,504 Shares were outstanding and an aggregate of 11,086 Shares (based on the Offer Price) were outstanding with respect to accumulated but unpaid dividends on outstanding Company TVDS awards, (C) Company Performance Unit awards with respect to an aggregate of 372,302 Shares were outstanding, all of which were unvested as of the Capitalization Date, (D) Company Options with respect to an aggregate of 53,491 Shares were outstanding, 43,554 of which were vested and exercisable and 9,937 of which were unvested and not exercisable as of the Capitalization Date, (E) Company SARs with respect to an aggregate of 47,041 Shares were outstanding, all of which were vested and exercisable as of the Capitalization Date, (F) no shares of Class B Common Stock were issued or outstanding and (G) no shares of Company Preferred Stock were issued or outstanding. All outstanding shares of capital stock of the Company have been, and all Shares that may be issued pursuant to any Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that

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have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights. Section 4.06.(a) of the Company Disclosure Schedules sets forth, as of the close of business on the Capitalization Date, a list of the holders of Company Equity Awards granted under the Company Stock Plans, including, on a holder-by-holder and grant-by-grant basis, the date on which each such Company Option or Company SAR, was granted, the type and number of Company Equity Awards granted, the expiration date of such Company Option or Company SAR, the price at which such a Company Equity Award may be exercised (if applicable), and the vesting schedule and status of each such Company Equity Award.

(b)    Except as set forth in Section 4.06.(a) or reserved under the Company Stock Plans, as of the Capitalization Date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or other ownership interests in the Company, (ii) securities of the Company or any Company Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interests in the Company, (iii) warrants, calls, options, rights (including preemptive rights), commitments, subscriptions, agreements or other rights of any kind to acquire from the Company, or other obligation of the Company to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interests in the Company or (iv) restricted shares, restricted stock units stock appreciation rights, performance shares or units, contingent value rights, “phantom” stock or similar securities or rights (including preemptive rights) issued or granted by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or other voting securities of or other ownership interests in the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”).

(c)    As of the date of this Agreement, there are no outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities (other than pursuant to the terms of any Company Equity Award). As of the date of this Agreement, neither the Company nor any of the Company Subsidiaries is a party to any voting trust, proxy, voting agreement or other similar agreement with respect to the voting of any Company Securities. As of the date of this Agreement, there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (whether on an as-converted basis or otherwise) (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

(d)    The aggregate consideration for the Company Common Stock, the Company TVDSs, the Company Options, the Company SARs, and the Company Performance Units, payable at the Closing to the holders thereof under ARTICLE 2 as of the date of this Agreement assuming for purposes of this representation that the Closing will occur on September 15, 2017, including any right to future payments in accordance with Section 2.06 herein, shall not exceed $157,508,621 (the “Aggregate Consideration”), which consists of amounts not to exceed (i) $155,043,950 with respect to Company Common Stock, (ii) $2,464,671 with respect to Company TVDSs that become immediately eligible for payment, (iii) $0.00 with respect to Company Options, (iv) $0.00 with respect to Company SARs, and (v) $0.00 with respect to Company Performance Units; provided that the Company shall not be deemed to have breached this Section 4.06.(d) (A) solely by virtue of proper exercises of Company Options or Company SARs outstanding as of the date of this Agreement in accordance with their terms, so long as the

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net effect of such exercises of Company Options or Company SARs does not increase the Aggregate Consideration (which shall be increased by the lesser of (x) the aggregate cash received by the Company, if any, and (y) the Offer Price multiplied by the number of Company Options or Company SARs exercised, for each such exercise), (B) to the extent there are changes to the relative portion of the Aggregate Consideration set forth in each of clauses (i), (ii), (iii), (iv) and (v), so long as such changes do not increase the Aggregate Consideration (which shall be increased by the lesser of (x) the aggregate cash received by the Company, if any, and (y) the Offer Price multiplied by the number of Company Options or Company SARs exercised, for each exercise, if any, of a Company Option or a Company SAR) or (C) to the extent Company TVDSs vest upon an employee’s termination without cause or retirement.

Section 4.07.    Subsidiaries.

(a)    Section 4.07.(a) of the Company Disclosure Schedules contains a correct and complete list of each of the Company Subsidiaries as of the date hereof and, for each such Company Subsidiary, (i) the state or jurisdiction of incorporation or organization of such Company Subsidiary, (ii) the name of each shareholder or equity owner thereof as of the date hereof and (iii) the ownership interests owned by each such holder as of the date hereof. Except as set forth in Section 4.07(a) of the Company Disclosure Schedules, the Company or another of the Company Subsidiaries is the sole record and beneficial owner of all the outstanding shares of capital stock of each Company Subsidiary, free and clear of any Liens (other than Permitted Liens) and there are no irrevocable proxies with respect to any such shares.

(b)    Each Company Subsidiary is an entity duly incorporated or otherwise duly organized, validly existing and (where applicable or recognized) in good standing under the laws of its jurisdiction of incorporation or organization, except, in the case of any Company Subsidiary, where the failure to be so incorporated, organized, existing or in good standing has not had a Company Material Adverse Effect. Each Company Subsidiary has all corporate, limited liability company or comparable powers and authority required to carry on its business as now conducted, except for those powers or authorizations the absence of which has not had a Company Material Adverse Effect. Each Company Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing has not had a Company Material Adverse Effect. The Company has Made Available to Parent true, correct and complete copies of the Organizational Documents as in effect as of the date hereof for each material Company Subsidiary.

(c)    Except as set forth in Section 4.07(b) of the Company Disclosure Schedules, all of the outstanding capital stock or other voting securities of or other ownership interests in each Company Subsidiary, are owned beneficially and of record by the Company, directly or indirectly, free and clear of any Lien (other than Permitted Liens). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of the Company Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of or other ownership interests in any Company Subsidiary, (ii) warrants, calls, options, commitments, subscriptions, agreements or other rights of any kind to acquire from the Company or any of the Company Subsidiaries, or other obligations of the Company or any of the Company Subsidiaries to issue, any shares of capital stock or other voting securities of or other ownership interests in or

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any securities convertible into, or exchangeable for, any shares of capital stock or other voting securities of or other ownership interests in any Company Subsidiary or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by the Company or any of the Company Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of or other ownership interests in any Company Subsidiary (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). As of the date of this Agreement, there are no outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

(d)    Except as set forth in Section 4.07(d) of the Company Disclosure Schedules, the Company has no interest in any Person other than (i) the Company or the Company Subsidiaries or (ii) such other interests not individually exceeding $20,000. The Company has no, and no Company Subsidiary has any, commitment or obligation to invest in any Person.

Section 4.08.    SEC Filings and the Sarbanes-Oxley Act.

(a)    The Company has timely filed with or furnished to the SEC (subject to extensions pursuant to Exchange Act Rule 12b-25) each report, statement, schedule, form or other document or filing required by the Securities Act or Exchange Act to be filed or furnished by the Company since December 31, 2014 (together with all exhibits thereto and information incorporated by reference therein, the “Company SEC Documents”). No Company Subsidiary is required by the Exchange Act to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC.

(b)    As of its filing date (or, if amended, supplemented or superseded, as of the date of the most recent such filing prior to the date of this Agreement), each Company SEC Document complied as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act.

(c)    As of its filing date (or, if amended, supplemented or superseded, as of the date of the most recent such filing prior to the date of this Agreement), each Company SEC Document filed did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement, amendment or supplement became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(d)    Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any material joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose

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entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company’s or such Company Subsidiary’s published financial statements or other Company SEC Documents.

Section 4.09.    Financial Statements; Internal Controls.

(a)    The Financial Statements included in the Company SEC Documents (i) were prepared in all material respects in accordance with the books and records of the Company and the Company Subsidiaries and (ii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Company Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows of the Company and its consolidated Company Subsidiaries as of the dates or for the periods presented therein, all in accordance with GAAP applied in all material respects on a consistent basis during the periods involved (subject, in the case of the Unaudited Financial Statements, to normal year-end adjustments (the effect of which would not be material, individually or in the aggregate) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements)).

(b)    The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s consolidated financial statements for external purposes in accordance with GAAP. Based on the most recent evaluation of such internal controls prior to the date of this Agreement, the Company has disclosed to the Company’s audit committee of the Company Board all “significant deficiencies” or “material weaknesses” (as such terms are defined by the Public Company Accounting Oversight Board) in the design or operation of such internal controls that would reasonably be expected to be adverse in any material respect to the Company’s ability to record, process, summarize and report financial information and all fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.

(c)    With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Company SEC Document, the principal executive officer and principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company) have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act in all material respects.

(d)     The Company has designed and maintained “disclosure controls and procedures” (as defined in Rule 13a-15(e) under the Exchange Act) as reasonably necessary to permit preparation of financial statements in conformity with GAAP. The Company’s disclosure controls and procedures are reasonably designed to ensure that (i) all material information required to be disclosed by the Company in the reports that it files or submits under the

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Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (ii) all such material information is accumulated and communicated to the Company’s management or to other individuals responsible for preparing such reports as appropriate to allow timely decisions regarding required disclosure.

(e)     The Company has Made Available to Parent and Merger Sub copies of all comment letters and other material correspondence received by the Company from the SEC since December 31, 2014 relating to the Company SEC Documents, together with all written responses of the Company thereto. There are no material outstanding or unresolved comments in any such comment letters received by the Company from the SEC. As of the date of this Agreement, to the Company’s Knowledge, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

Section 4.10.    Disclosure Documents. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9 will, at the time such document is filed with the SEC or at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein which were not based on information supplied by or on behalf of the Company.

Section 4.11.    Absence of Certain Changes. Since the Audited Balance Sheet Date, and through the date of this Agreement, (a) the Company and the Company Subsidiaries have conducted their business in the ordinary course consistent with past practice in all material respects and (b) there has not been any Company Material Adverse Effect. Since March 31, 2017, there has not been any action taken by the Company or any Company Subsidiary that, if taken after the date of this Agreement without Parent’s consent, would constitute a material breach of Section 6.01(b) (excluding Sections 6.01(b)(viii) and (ix)).

Section 4.12.    No Undisclosed Liabilities. There are no Liabilities or obligations of the Company or any of the Company Subsidiaries other than Liabilities (a) disclosed or reserved against in the Audited Balance Sheet (including the notes thereto), (b) incurred under this Agreement or in connection with the Transactions, (c) incurred in the ordinary course of business since the Audited Balance Sheet Date (none of which is a liability for breach of contract, breach of warranty, tort, infringement, misappropriation, dilution, or violation of Law), (d) under executory Contracts to which the Company or any of the Company Subsidiaries are bound, other than as a result of a breach thereof or (e) that have not had a Company Material Adverse Effect.

Section 4.13.    Litigation. There is, and for the past three (3) years there have been, no Proceeding pending against or, to the Company’s Knowledge, overtly threatened in writing against the Company or any of the Company Subsidiaries and neither the Company nor any of the Company Subsidiaries is subject to any outstanding Order, which in either case, (a) has had a Company Material Adverse Effect or (b) as of the date hereof, challenges the validity or propriety or seeks to prevent, materially impair or materially delay consummation of the Merger

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or the other Transactions. There is not currently any material internal investigation or inquiry being conducted by the Company, the Company Board (or any committee thereof) or, to the Company’s Knowledge, any third party or Governmental Authority at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

Section 4.14.    Compliance with Applicable Law.

(a)    The Company and each of the Company Subsidiaries is, and for the past three (3) years has been, in compliance with all applicable Law and Orders, except for such violations or noncompliance that has not had a Company Material Adverse Effect.

(b)    Except as would not have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has in effect all Permits necessary for it to own, lease or otherwise hold and operate its properties and assets and to carry on its businesses and operations as now conducted. The Company is in compliance in all material respects with all such Permits.

Section 4.15.    Material Contracts.

(a)    Section 4.15 of the Company Disclosure Schedules sets forth a true, correct and complete list, as of the date of this Agreement, of the following Contracts (but not including any Lease Agreements or Company Employee Plans) by which any of the Company or any of the Company Subsidiaries is bound and under which the Company or any of the Company Subsidiaries has ongoing executory obligations or the ability to enforce rights thereunder (collectively, the “Material Contracts”):

(i)    each Contract required to be filed by the Company as a “Material Contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii)    each Contract that restricts the ability of the Company or any of the Company Subsidiaries to compete in any business or with any Person in any geographical area in a manner that is material to the Company and the Company Subsidiaries, taken as a whole;

(iii)    each Contract pursuant to which any Indebtedness of the Company or any of the Company Subsidiaries, in each case in excess of $1,000,000 is outstanding or may be incurred, other than any such Contract between or among any of the Company or any of the Company Subsidiaries;

(iv)    each Contract that by its terms calls for aggregate payments by the Company or any of the Company Subsidiaries of more than $2,000,000 over the remaining term of such Contract;

(v)    each Contract executed in the past three (3) years for the acquisition or disposition by the Company or any of the Company Subsidiaries of properties or assets for, in each case, aggregate consideration of more than $4,000,000 except for acquisitions and dispositions of properties and assets in the ordinary course of business;

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(vi)    each Contract (1) under which the Company or any of the Company Subsidiaries is granted any right, license, or covenant not to assert with respect to any Intellectual Property, (2) under which the Company or any of the Company Subsidiaries grants to any Person any right, license, or covenant not to assert with respect to any Intellectual Property, or (3) otherwise affecting the Company’s or any Company Subsidiary’s ability to own, use, disclose, license, or enforce any Intellectual Property (including concurrent use, development, settlement, royalty, and consent to use agreements), in each case of (1) through (3), other than (A) licenses granted to the Company or any of the Company Subsidiaries for commercially available software (whether or not customized), (B) non-exclusive licenses (other than to Marks) granted to customers by the Company or a Company Subsidiary in the ordinary course of business to the extent necessary for the provision of products or services, and (C) non-exclusive licenses granted to franchisees of the Company’s MRI business entered into in the ordinary course of business on term and conditions substantially similar (with respect to such licenses) to the Company’s form MRI franchise agreement Made Available to Parent in the Data Room (which licenses referenced in clauses (A), (B), and (C) shall not constitute Material Contracts);

(vii)    each Contract constituting a material joint venture, partnership, limited liability or other similar agreement (excluding licensing Contracts) relating to the formation, creation, operation, management or control of any material partnership or joint venture;

(viii)    any Contract under which the Company or any Company Subsidiary has, directly or indirectly, made any currently outstanding loan, capital contribution to, or any other investment in, any Person (other than extensions of credit and investments in marketable securities, in each case in the ordinary course of business);

(ix)    any employment, consulting, deferred compensation, severance, bonus, retirement or other similar agreement entered into by the Company, on the one hand, and any director or executive officer of the Company or any other employee or individual contractor of the Company (excluding any billable employee or billable contractor) receiving annual cash compensation of $250,000 or more, on the other hand (but excluding Company Employee Plans in which any such director, executive officer, employee or individual contractor may be a participant);

(x)    agreement or plan, including any stock option plan, stock appreciation rights plan, stock purchase plan, or any incentive equity-based plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(xi)    any Contract (other than pursuant to Organizational Documents) providing for indemnification by the Company or any Company Subsidiary of any officer, director or employee of the Company;

(xii)    any Contract or arrangement that involves any officer or director or, to the Company’s Knowledge, equityholder of the Company, or any affiliate, spouse or sibling of such Persons (each, individually, a “Related Party”);

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(xiii)    any collective bargaining agreement or other Contract with any labor union, works council or other employee representative body; and

(xiv)    any Contract that is a settlement, conciliation, or similar agreement with any Governmental Authority that imposes any monetary or other material obligation upon the Company or the Company Subsidiaries after the date of this Agreement.

(b)    The Company has Made Available to Parent true, correct and complete copies of each Material Contract. Each Material Contract is, as of the date hereof, in full force and effect and a valid and binding agreement enforceable against the Company or any of the Company Subsidiaries party thereto and, to the Company’s Knowledge, each other party thereto, in accordance with its terms in all material respects, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity and except as has not had a Company Material Adverse Effect. As of the date of this Agreement, none of the Company nor any of the Company Subsidiaries party to, nor, to the Company’s Knowledge, any other party to, any Material Contract is in breach of or default under, or has provided or received any written notice of any intention to terminate or seek renegotiation of, any Material Contract except as has not had a Company Material Adverse Effect. As of the date of this Agreement, no event or circumstance has occurred that, with or without notice or lapse of time or both, would (i) constitute a breach of or event of default by the Company, (ii) result in a right of termination for the counterparty or (iii) cause or permit the acceleration of, or other material changes to, any material right of the counterparty or obligation of the Company, in each case, under any Material Contract, except, in the case of each of clauses (i), (ii) and (iii), as has not had a Company Material Adverse Effect.

Section 4.16.    Taxes.

(a)    The Company and each of the Company Subsidiaries have filed all material Tax Returns required by applicable Law to be filed by or with respect to the Company or any of the Company Subsidiaries with any Taxing Authority. All such Tax Returns were timely filed (taking into account any available extensions) and when filed were true, accurate and complete in all material respects. The Company and each of the Company Subsidiaries have paid (or have had paid on their behalf) all material Taxes due and owing, including any material Taxes required to be withheld from amounts owing to, or collected from, any employee, creditor, or other third party (in each case, whether or not shown on any Tax Return).

(b)    The most recent financial statements contained in the Company SEC Documents reflect an adequate reserve (in accordance with GAAP) for all material Taxes accrued but not then payable by the Company and the Company Subsidiaries through the date of such financial statements and, except as would not have a Company Material Adverse Effect, all Taxes accrued but not payable by the Company and its Subsidiaries as of the Closing Date will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and the Company Subsidiaries in filing their Tax Returns. Since the date of the most recent financial statements contained in the Company SEC Documents, neither Company nor any of the Company Subsidiaries has incurred any material liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, that are outside the ordinary course of business or that are inconsistent with past custom and practice.

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(c)    No Proceeding is pending, ongoing or threatened in writing with respect to the Company or any of the Company Subsidiaries in respect of any material Tax and neither the Company nor any of the Company Subsidiaries has received from any Taxing Authority any notice indicating an intent to open an audit or other review or request for information related to material Tax matters.

(d)    No deficiencies for material Taxes have been claimed or assessed by any Taxing Authority in writing against the Company or any Company Subsidiary except for deficiencies which have been fully satisfied by payment, settled or withdrawn.

(e)    Neither the Company nor any Company Subsidiary has waived or extended any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, other than extensions that are automatically granted.

(f)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (alone or in conjunction with any other event) will result in any payment becoming due to any current or former employee, individual contractor, officer, director or service provider of the Company or any Company Subsidiary that would result in an amount of compensation not being deductible by Parent, the Company or any of their respective Affiliates by reason of Section 280G of the Code (but disregarding the impact of any agreements or arrangements entered into or negotiated by Parent or any of its Affiliates).

(g)    Since January 1, 2012, neither the Company nor any of the Company Subsidiaries has distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(h)    Neither the Company nor any Company Subsidiary is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement, other than those among the Company and any Company Subsidiaries or among any Company Subsidiaries.

(i)    Since January 1, 2012, neither the Company nor any Company Subsidiary has been a member of a consolidated tax group other than a group of which the Company or one of the Company Subsidiaries has been the common parent or has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, provincial, or non-U.S. Law), as a transferee or successor, by contract, or otherwise (other than contracts entered into in the ordinary course of business the principal purpose of which is unrelated to tax).

(j)    Except as would not have a Company Material Adverse Effect, the Company and the Company Subsidiaries will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting pursuant to Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) or use of an improper method of accounting for a taxable period ending on or prior to the Closing, (ii) excess loss

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account in existence or installment sale, intercompany transaction, or open transaction disposition made or entered into prior to the Closing, (iii) prepaid amount received on or prior to the Closing, (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, (v) election by the Company or any Company Subsidiary under Section 108(i) of the Code, (vi) investment made or transaction entered into prior to the Closing under Section 951 of the Code, or (vii) “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) entered into prior to the Closing.

(k)    Neither the Company nor any Company Subsidiary is or ever has been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) of the Code within the past five (5) years.

(l)    There are no Liens for Taxes upon any property or assets of the Company or any Company Subsidiary (other than Taxes not yet due and payable).

(m)    Each Company Employee Plan or other compensatory plan, program, or arrangement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code to which the Company or any Company Subsidiary is a party or otherwise makes payments to a service provider (each, a “409A Plan”) complies with and has been maintained in accordance with the requirements of Section 409A(a) of the Code and any United States Department of Treasury or IRS guidance issued thereunder (except as would not result in material liability to the Company, any of its Subsidiaries or any participant in such 409A Plan) and no amount under any such 409A Plan is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code in any material respect. Neither the Company nor any Company Subsidiary has any actual or potential obligation to reimburse or otherwise ‘‘gross up’’ any Person for the interest or additional Tax set forth under Section 409A(a)(1)(B) or Section 4999 of the Code.

(n)    Neither the Company nor any Company Subsidiary is subject to Tax in any jurisdiction other than its place of incorporation or formation by virtue of (i) having a permanent establishment or other place of business or (ii) having a source of income in that jurisdiction.

(o)    Neither the Company nor any Company Subsidiary has entered into any “reportable transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Law).

(p)    Except as would not have a Company Material Adverse Effect, the Company Subsidiaries organized under the laws of a jurisdiction located in Canada (the “Canadian Subsidiaries”) have not incurred any material deductible outlay or expense owing to a Person with whom they do not deal at arm’s length (for purposes of the Income Tax Act (Canada) (the “Tax Act”)), the amount of which would, assuming there is no agreement filed under paragraph 78(1)(b) of the Tax Act, be included in computing a Canadian Subsidiary’s income for any taxation year or fiscal period beginning on or after the Closing Date under paragraph 78(1)(a) of the Tax Act, or any analogous provision of any comparable applicable Law of any province or territory of Canada.

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Section 4.17.    Employee Benefits Plans.

(a)    Section 4.17.(a) of the Company Disclosure Schedules sets forth a complete list, as of the date of this Agreement, of each material Company Employee Plan. “Company Employee Plan” means (i) each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) each employee benefit plan, program, policy, agreement or arrangement (whether written or unwritten) providing compensation or benefits to any Person, including without limitation, any other pension, retirement, deferred compensation, profit sharing, employment, bonus, incentive, change of control, retention, transaction bonus, severance, equity or equity-based, health, medical, dental, vision, prescription drug, post-employment welfare, paid-time-off, vacation, disability, insurance or other material fringe or welfare benefit plan, in each case, which is maintained, sponsored, or contributed to by the Company or any Company Subsidiary for the benefit of any current or former employee, individual consultant, officer or director of the Company or any of the Company Subsidiaries or to which the Company or any of the Company Subsidiaries have or may have any actual or contingent Liabilities.

(b)    With respect to each material Company Employee Plan, the Company has Made Available to Parent true, accurate and complete copies, to the extent applicable, of: (i) the current plan document and all material amendments thereto, and a written description of any material unwritten Company Employee Plan; (ii) the current summary plan description; (iii) any trust agreements, insurance contracts, insurance policies or other material documents relating to any funding arrangements; (iv) the most recent IRS determination letter; (v) the most recently filed annual report on Form 5500 (including all schedules thereto), (vi), the most recent financial statement or actuarial report and (vii), any material written communications to or from any Governmental Authority, or any material notices to or from any Governmental Authority, addressing any matter involving actual or potential material liability relating to a Company Employee Plan, in each case, within the last three (3) years.

(c)    None of the Company, any Company Subsidiary or any ERISA Affiliate (i) sponsors, maintains, contributes to, or is obligated to contribute to, or has any Liabilities with respect to (i) an “employee benefit pension plan” (within the meaning of Section 3(2) of ERISA) that is subject to Section 302 of ERISA, Title IV of ERISA or Sections 412 or 430 of the Code; (ii) any “multiemployer plan” within the meaning of Section 4001(a)(3) or 3(37) of ERISA; (iii) any “multiple employer plan” within the meaning of Sections 4063 or 4064 of ERISA; (iv) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA; or (v) any Company Employee Plan providing for health, dental, vision or life insurance benefits to former employees of the Company or any Company Subsidiary other than continuation coverage pursuant to COBRA.

(d)    (i) Each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code has received or is permitted to rely upon a favorable determination, opinion or advisory letter from the IRS, or has pending, or has time remaining in which to file, an application for such determination and (ii) with respect to any such Company Employee Plan that has received or is relying upon a determination, opinion or advisory letter, to the Company’s Knowledge, nothing has occurred since the date of such determination, opinion or advisory letter that could reasonably be expected to result in such Company Employee Plan ceasing to be so qualified.

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(e)    Each Company Employee Plan has been maintained, operated and administered in all material respects in compliance with its terms and the requirements prescribed by applicable Law, including ERISA and the Code and no event has occurred and, to the Company’s Knowledge, no condition exists that has subjected, or would reasonably be expected to subject, the Company or any ERISA Affiliate to any material Tax, material fine, material lien, material penalty or other material Liability imposed by ERISA, the Code or any other applicable Law, either directly or by reason of the Company’s affiliation with any ERISA Affiliate, in any case, to the extent not paid in full prior to the date hereof. With respect to each Company Employee Plan, all material required payments, material premiums, material contributions, material reimbursements or material accruals for all periods ending prior to or as of the Closing shall have been timely made within the time periods required by applicable Law, or, if not yet due, have been made or properly accrued in all material respects in accordance with GAAP. There is no action, suit, investigation, audit or proceeding pending or, to the Company’s Knowledge, threatened against any Company Employee Plan except as would not be reasonably expected to result in, individually or in the aggregate, a material liability to the Company.

(f)    The Company and the Company Subsidiaries have no material liability by reason of an individual who performs or performed services for the Company or any of the Company Subsidiaries in any capacity being improperly excluded from participating in any Company Employee Plan or from improperly being allowed to participate in any Company Employee Plan.

(g)    Except as set forth on Section 4.17(g) of the Company Disclosure Schedules, neither the execution of, nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with a termination of employment) will result in (i) any payment (including, without limitation, severance, amount of compensation, or benefits due) becoming due to any current or former employee, individual consultant, officer or director of the Company or any Company Subsidiary, (ii) an increase in the hourly wage, base salary, target bonus opportunity, or other compensation or benefits of any employee of the Company or any Company Subsidiary or (iii) the acceleration of the time of payment, funding or vesting of any compensation or benefits under any Company Employee Plan.

(h)     Except as has not had a Company Material Adverse Effect, the pension plans included in the Company Employee Plans are registered under and are in compliance with all applicable Laws, and all reports, returns and filings required to be made thereunder have been made. Such pension plans have been administered in all material respects in accordance with their terms and the provisions of applicable Law. Except as has not had a Company Material Adverse Effect, each pension plan has been funded in accordance with the requirements of such plans based on actuarial assumptions which are appropriate to the employees of the Company and the Company Subsidiaries. Except as has not had a Company Material Adverse Effect, no funds have been withdrawn by the Company or the Company Subsidiaries from any such pension plan. Except as disclosed in Section 4.17(h) of the Company Disclosure Schedule, none of the Company Employee Plans is a multi-employer pension plan as defined under applicable Law.

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Section 4.18.    Labor and Employment Matters.

(a)    Except as has not had a Company Material Adverse Effect, the Company and each Company Subsidiary is, and for the past three (3) years has been, in compliance with all applicable Laws respecting employment and employment practices, including those respecting terms and conditions of employment, occupational safety and health and workers’ compensation, immigration, plant closings, mass layoffs, withholding and payment of payroll Taxes, employee and worker classification and wages and hours, including, to the extent applicable, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, and state anti-discrimination laws. Except as has not had a Company Material Adverse Effect: (i) the Company and each Company Subsidiary has paid all wages, salaries, wage premiums, commissions, bonuses, fees, and other compensation which have come due and payable to their current and former employees and independent contractors under applicable Law, Contract or Company policy; and (ii) neither the Company nor any Company Subsidiary is liable for any fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation.

(b)    Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any collective bargaining agreement, Contract or other bargaining relationship with a labor union, works council or other employee representative body. To the Company’s Knowledge, neither the Company nor any Company Subsidiary is subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union, works council or other employee representative body. To the Company’s Knowledge, neither the Company nor any Company Subsidiary is, or in the past five (5) years has been, subject to employee organizational activities, including any campaign by any labor union, works council or other employee representative body to organize any employees of the Company or any Company Subsidiary for the purposes of representation. There is no pending or, to the Company’s Knowledge, threatened, labor strike, lockout, work stoppage, or other material labor dispute involving the Company or any Company Subsidiary or their employees, nor have there been any such labor strikes, lockouts, work stoppages, or other material labor disputes in the last five (5) years.

Section 4.19.    Insurance Policies. The Company and each of the Company Subsidiaries maintains insurance coverage adequate and customary in the industry for the operation of their respective businesses (taking into account the cost and availability of such insurance). Except as would not have a Company Material Adverse Effect, all policies for such insurance with respect to the business and assets of the Company are in full force and effect, and all related premiums have been paid to date. The Company is not in material breach of or default under any of such insurance policies. This Section 4.19 does not apply to insurance policies or coverage that relates to any employee benefit plan.

Section 4.20.    Environmental Matters.

(a)    Except as has not had a Company Material Adverse Effect, (i) there is no claim, notice, or Proceeding arising under any Environmental Law or with respect to Hazardous Substances pending or threatened against the Company, any of its Subsidiaries or, to the Company’s Knowledge, against any Person whose liability for such claims arising under any Environmental Law the Company or any of its Subsidiaries has retained or assumed, either

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Contractually or by operation of Law and (ii) neither the Company nor any Company Subsidiary (or any other Person to the extent giving rise to liability for the Company or any Company Subsidiary) has treated, stored, disposed or arranged for disposal of, transported, handled, Released or exposed any Person to, any Hazardous Substance, or, to the Company’s Knowledge, owned or operated any property or facility contaminated by any Hazardous Substance, in each case as would give rise to liability of the Company or the Company Subsidiaries under any Environmental Law.

(b)    Except as has not had a Company Material Adverse Effect, the Company and the Company Subsidiaries are and, since December 31, 2014, have been in compliance with all Environmental Laws, including all Permits required thereunder.

(c)    The Company and the Company Subsidiaries have Made Available all material environmental audits, assessments and reports prepared by environmental consultants or engineers relating to Environmental Law matters in the past five (5) years relating to the past or current operations, properties or facilities of the Company or any Company Subsidiary in their possession or under their reasonable control.

Section 4.21.    Intellectual Property.

(a)    Section 4.21.(a) of the Company Disclosure Schedules contains a list, as of the date of this Agreement, of registrations and applications for registration owned or purported to be owned by the Company or any of the Company Subsidiaries of all of the following categories of Owned Company IP Rights: (i) Patents, (ii) Marks, (iii) Copyrights and (iv) Internet domain names. The Company or one of the Company Subsidiaries exclusively owns all right, title, and interest in and to each item listed, or required to be listed, on Section 4.21(a) of the Company Disclosure Schedules, free and clear of all Liens (other than Permitted Liens). Except as had not had a Company Material Adverse Effect, (A) the Company or one of the Company Subsidiaries exclusively owns all right, title, and interest in and to, or (B) the Company and the Company Subsidiaries have sufficient rights to, all Business IP; provided, however, that this sentence shall not be deemed to be a representation or warranty regarding the infringement of Intellectual Property. The Company and the Company Subsidiaries have taken commercially reasonable steps to protect, maintain, and safeguard their rights in all material Owned Company IP Rights, including by making filings and payments of maintenance or similar fees for each item listed on Section 4.21(a) of the Company Disclosure Schedules, and have taken commercially reasonable security measures to protect the confidentiality of trade secrets included within the Owned Company IP Rights, except, in each case, as had not had a Company Material Adverse Effect.

(b)    There are no Proceedings pending or, to the Company’s Knowledge, threatened in writing in the last three (3) years, threatened in writing, against the Company or the Company Subsidiaries that (i) allege or relate to the infringement, violation, dilution, or misappropriation of any Intellectual Property or (ii) challenge the validity, enforceability, or ownership of any Intellectual Property, except in each case as has not had a Company Material Adverse Effect. None of the Company, the Company Subsidiaries, nor the conduct of their respective businesses infringes, misappropriates, dilutes, or otherwise violates, or has during the last three (3) years infringed, misappropriated, diluted, or otherwise violated, any Intellectual Property of any Person, except in each case as has not had a Company Material Adverse Effect. To the

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Company’s Knowledge, there is no infringement, misappropriation, dilution, or violation by any Person of any of the material Owned Company IP Rights, except in each case as has not had a Company Material Adverse Effect.

(c)    Any and all collection, acquisition, use, storage, processing, disclosure, or transfer by the Company or any of the Company Subsidiaries of any Company Data are, and have been in the last three (3) years, in compliance with all Data Security Requirements, and the Company and Company Subsidiaries have all necessary rights and authorizations (whether under Law or Contract) to perform such activities, except in each case as has not had a Company Material Adverse Effect. In the last two (2) years, there have not been any actual or suspected incidents of data security breaches or unauthorized intrusions, access or use of any Systems or Company Data, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration or use thereof, except as has not had a Company Material Adverse Effect. No written communications have been received in the last two (2) years by, and there are no Proceedings against or Proceedings that have been made in the last two (2) years against, the Company or any Company Subsidiary by any Person alleging a violation of any Data Security Requirements in any material respect and, to the Company’s Knowledge, there is no reasonable basis for any such violation.

(d)    Except as will not have a Company Material Adverse Effect, the transactions contemplated by this Agreement will not impair any material right, title, or interest, of the Company or any of the Company Subsidiaries in or to any material Owned Company IP Rights, without the payment of any additional amounts or consideration.

(e)    Except as has not had a Company Material Adverse Effect, each Person who (i) has been involved in or contributed to the authorship, creation, conception, or development of any material Intellectual Property by or for, or on behalf of, the Company or any of the Company Subsidiaries, or (ii) has or has had access to any material trade secrets or other material confidential information of the Company or any of the Company Subsidiaries, has executed and delivered to the Company or the applicable Company Subsidiary a written Contract providing for (A) the non-disclosure by such Person of any trade secrets or other confidential information of the Company and the Company Subsidiaries, and (B) with respect to clause (i), providing for the assignment (by way of a present grant of assignment) by such Person to the Company or the applicable Company Subsidiary of all Intellectual Property authored, created, conceived, or developed in connection with or arising out of such Person’s employment by, engagement by, or agreement with the Company or the applicable Company Subsidiary. Except as has not had a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries has received any notice or is aware of, and to the Company’s Knowledge, there are no facts or circumstances indicating a likelihood of, any breach of any such Contract.

(f)    All material Systems (i) are functional and operate and run in a reasonable business manner and (ii) are sufficient in all material respects for the current needs of the Company and the Company Subsidiaries, except in each case as has not had a Company Material Adverse Effect. The Company and the Company Subsidiaries have purchased a sufficient number of license seats for all Systems, except in each case as has not had a Company Material Adverse Effect. The Company and the Company Subsidiaries (A) have taken commercially reasonable steps to protect the confidentiality, integrity, and security of the Systems and

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Company Data from unauthorized intrusion, breach, use, access, interruption or modification by any Person (including by implementing in a timely manner all applicable security patches or security upgrades that are generally available for the Systems) and (B) maintain commercially reasonable business continuity and disaster recovery plans for the continuance of the businesses of the Company and the Company Subsidiaries, and such plans have been tested regularly. In the last twelve (12) months, there have been no failures, breakdowns, continued substandard performance, or other adverse events affecting any material Systems that have caused a disruption to any of the businesses of the Company or the Company Subsidiaries, except as has not had a Company Material Adverse Effect.

Section 4.22.    Real Property.

(a)    Neither the Company nor any of the Company Subsidiaries owns any real property.

(b)    Section 4.22(b) of the Company Disclosure Schedules sets forth a list, as of the date hereof, of each lease, sublease, license, concession or other Contract pursuant to which the Company or any of its Subsidiaries occupies a real property location (each a “Lease Agreement”). The Company has Made Available to Parent true, correct and complete copies of each Lease Agreement. Each Lease Agreement is, as of the date hereof, in full force and effect and a valid and binding agreement enforceable against the Company or any of the Company Subsidiaries party thereto and any other party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity. As of the date of this Agreement, none of the Company nor any of the Company Subsidiaries party to, nor any other party to any Lease Agreement is in material breach of or material default under, or has provided or received any written notice of (a) any breach or default which remains uncured as of the date hereof or (b) any intention to terminate or seek renegotiation of, any Lease Agreement. As of the date of this Agreement, no event or circumstance has occurred that, with or without notice or lapse of time or both, would (i) constitute a material breach of or material event of default by the Company, (ii) result in a right of termination for the counterparty or (iii) cause or permit the acceleration of, or other material changes to, any material right of the counterparty or obligation of the Company, in each case, under any Lease Agreement. The Company and Company Subsidiaries’ possession and quiet enjoyment of the leased real property under the Lease Agreements has not been disturbed, and no security deposit or portion thereof deposited with respect to such Lease Agreement has been applied in respect of a breach or default under such Lease Agreement which has not been redeposited in full. Neither the Company nor Company Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy the property subject to such Lease Agreement or any portion thereof.

Section 4.23.    Brokers’ Fees. Except for Houlihan Lokey, there is no investment banker, broker, finder or other agent or intermediary that has been retained by or is authorized to act on behalf of the Company or any of the Company Subsidiaries, that is entitled to any financial advisory, banking, broker’s, finder’s or similar fee or commission in connection with the Offer, the Merger or any of the other Transactions.

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Section 4.24.    Opinion of Financial Advisor. The Company Board has received an opinion from Houlihan Lokey to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications, limitations and other matters considered in connection with the preparation of such opinion, the Offer Price to be received by the holders of Shares other than Parent, Merger Sub and their affiliates in the Offer and the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders. Promptly following its receipt thereof, the Company will provide Parent with a copy of Houlihan Lokey’s written opinion for informational purposes only.

Section 4.25.    Takeover Laws. Assuming the accuracy of the representation contained in Section 5.06 and Section 5.09, the board of directors of the Company has taken such actions and votes as are necessary, if applicable, to render the provisions of Subchapters D (with respect to Section 2538 of the PBCL), E, F, G, H, I and J of Chapter 25 of the PBCL (each, an “Anti-Takeover Statute”) to the extent, if any, such Subchapters would otherwise be applicable, inapplicable to Parent, Merger Sub, this Agreement, the Offer, the Top-Up Option, the issuance of the Top-Up Shares, the Merger or any other Transaction. There is no rights agreement, poison pill, anti-takeover plan or similar agreement to which the Company or the Company Subsidiaries is a party.

Section 4.26.    Affiliate and Related Party Transactions. Neither the Company nor any Company Subsidiary is party to any transactions with any director, officer, employee or Affiliate of the Company, other than (a) compensation paid to directors, officers or employees and (b) intercompany transactions between the Company and any Company Subsidiaries or between Company Subsidiaries. No person covered by Item 404 of Regulation S-K has entered into any transactions with the Company or any Company Subsidiary required to be disclosed by Item 404 of Regulation S-K that has not been so disclosed.

Section 4.27.    Customers. Section 4.28 of the Company Disclosure Schedule sets forth the names of the twenty (20) largest customers of the Company and the Company Subsidiaries, taken as a whole, based on dollar revenue during the twelve (12) month period ended December 31, 2016 (each such customer, a “Material Customer”). Since the Audited Balance Sheet Date, no Material Customer has terminated or materially reduced or materially and adversely altered its business relationship with the Company or any Company Subsidiary or materially changed the terms on which it does business with the Company or any Company Subsidiary, or, to the Company’s Knowledge, threatened that it intends to cancel, terminate, or otherwise materially reduce or materially alter its business relationship with the Company or any Company Subsidiary in a manner adverse to the Company and the Company Subsidiaries, taken as a whole.

Section 4.28.    Government Contracts and Government Bids.

(a)    The Company and each of the Company Subsidiaries has complied with all material terms and conditions of each material Government Contract and neither the U.S. government nor any other Person has provided notice that the Company or any of the Company Subsidiaries (i) has breached or violated any Law, certification, representation, clause or provision, (ii) is in breach of any Government Contract or Government Bid or (iii) is subject to any cost disallowance, withhold, offset, overpayment or credit requested by or on behalf of a Governmental Authority, except in each case of (i) through (iii) as had not had a Company Material Adverse Effect.

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(b)    No material notice of termination for default and no cure notice, show cause notice or other indication of termination is currently in effect pertaining to any material Government Contract.

(c)    Within the last three years for each Government Contract and Government Bid and except is would not reasonably be expected to result in a Material Adverse Effect: (i) all pricing discounts have been properly reported to and credited to the customer; (ii) neither the Company nor any Company Subsidiary, nor any of their respective officers, or employees have had access to confidential or non-public information to which they were not lawfully entitled; (iii) neither the Company nor any Subsidiary, nor any of their senior management employees has violated any requirements associated with the employment of current or former officials or employees of a Governmental Authority; (iv) no overhead rate ceilings have applied; and (v) all invoices and claims for payment, reimbursement or adjustment submitted by the Company and each Subsidiary were current, accurate and complete in all material respects as of their respective submission dates.

(d)    Within the last three (3) years, neither the Company nor any Company Subsidiary, nor to the Company’s Knowledge, any of their officers, senior management or staff employees has been debarred or suspended in writing in the award or performance of any Government Contract nor has any debarment, suspension or exclusion investigation or audit, been threatened or initiated against the Company or, to the Knowledge of the Company, any of its officers or senior management.

(e)    Neither the Company nor, to the Company’s Knowledge, any of its officers, senior management, or employees is or within the last three years has been under or subject to any administrative, civil or criminal investigation, indictment, information lawsuit, subpoena, document request, administrative proceeding, or audit involving or related to the Company, any Company Subsidiary or any of their officers or employees with respect to an alleged or potential violation of any material requirement, regulation or Law pertaining to any Government Contract or Government Bid.

(f)    Within the last three years, other than in the ordinary course of business, the Company and each subsidiary have not conducted or initiated any internal investigation, or made any voluntary or mandatory disclosure to any Governmental Authority, or any other Person with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid.

(g)    The Company and each Subsidiary maintain adequate systems of internal controls appropriate for their size and circumstances including cost accounting systems, estimating systems, purchasing systems, proposal systems and billing systems that are in material compliance with all relevant and applicable requirements of the Company’s Government Contracts.

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(h)    All representations, certifications and statements executed, acknowledged or submitted by or on behalf of the Company and each Company Subsidiary to a Governmental Authority or any other Person in connection with any Government Contract within the last three years were current, accurate and complete in all material respects.

(i)    Within the last three years, neither the Company nor any Company Subsidiary, nor, to the Company’s Knowledge, any of their officers, senior management, or employees have (i) used any funds of the Company to offer or provide any kickback, bribe, or unlawful gift or gratuity, or (ii) to the Knowledge of the Company, made any unlawful expenditures relating to political activity. The Company has not received notice of any payment identified in (i) or (ii) above, hereinafter referred to as an “Unlawful Payment”) and the Company has such controls as are required by law to detect and prevent, if possible, any such Unlawful Payments.

(j)    To the Company’s Knowledge, there exist no outstanding material claims or disputes arising under or relating to any Government Contract or Government Bid.

(k)    The Company is in compliance in all material respects with all applicable industrial security obligations, including, without limitation, those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (February 28, 2006)(Change 2)(May 18, 2016).

Section 4.29.    No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article 4 (as qualified by the Company Disclosure Schedules), none of the Company or any of its Affiliates nor any other Person on behalf of any of them makes or has made any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses or with respect to any other information provided, or Made Available, to Parent, Merger Sub or their respective Representatives or Affiliates in connection with the Transactions, including the accuracy or completeness thereof.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub hereby represents and warrants to the Company as follows:

Section 5.01.    Corporate Existence and Power. Parent is a limited liability company duly incorporated, validly existing and, when applicable, in good standing under the laws of its jurisdiction of formation and has all limited liability company powers required to carry on its business as now conducted in all material respects. Merger Sub is a corporation duly incorporated, validly existing and, when applicable, in good standing under the laws of its jurisdiction of formation and has all corporate powers required to carry on its business as now conducted in all material respects.

Section 5.02.    Authorization; Enforceability. Each of Parent and Merger Sub has full corporate or limited liability company (as applicable) power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary corporate or limited liability company

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(as applicable) action on the part of Parent and Merger Sub. Each of Parent and Merger Sub has duly executed this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity. The boards of directors of each of Parent and Merger Sub have determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Parent or Merger Sub (as the case may be) and its stockholders and approved and declared advisable this Agreement and the transactions contemplated hereby.

Section 5.03.    Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Statement of Merger with the Secretary of the Commonwealth of the Commonwealth of Pennsylvania, (ii) compliance with any applicable requirements of the HSR Act and any applicable foreign antitrust, competition, merger control or trade regulation Law, (iii) the filing with the SEC of (A) the Schedule TO and (B) any other filings and reports that may be required in connection with this Agreement and the Transactions under the Exchange Act, (iv) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities laws and stock exchange rules, (v) the filing of an informational notice by Merger Sub with the Pennsylvania Securities Commission in order to perfect an exemption from the registration requirements of the Pennsylvania Takeover Disclosure Law, 70 P.S. § 71., et seq., pursuant to 70 P.S. § 78(a) accompanied by payment of the required filing fee and (vi) any actions or filings the absence of which would not have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and Merger Sub have received all necessary information, authorizations and approvals from Fund I in order to make all filings necessary under the applicable requirements of the HSR Act.

Section 5.04.    Non-contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions do not and will not (with or without notice or lapse of time or both) (i) contravene, conflict with or result in any violation or breach of any provision of the articles of organization or bylaws (or similar governing documents) of Parent or the articles of organization and bylaws of Merger Sub, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under constitute a change of control or default under, result in termination or cancellation or give to others any right of termination, vesting, amendment, acceleration or cancellation of any Contract to which Parent, Merger Sub or any other Subsidiary of Parent is a party, or by which they or any of their respective properties or assets may be bound or affected or any Permits affecting, or relating in any way to, the property, assets or business of Parent, Merger Sub or any other Subsidiary of Parent or (iv) result in the creation or imposition of any Lien on any rights, property or asset of Parent, Merger Sub or any other Subsidiary of Parent, with such exceptions, in the case of each of clauses (ii), (iii) and (iv) above, as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

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Section 5.05.    Capitalization and Operation of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly or indirectly by Parent. Merger Sub has been formed solely for the purpose of engaging in the Transactions and prior to the Effective Time will have engaged in no other business activities or hold any assets (other than those necessary to perform under this Agreement) and will have incurred no liabilities or obligations other than as contemplated hereby, contemplated by the Debt Financing or otherwise incurred in connection with the Transactions.

Section 5.06.    No Vote of Parent Stockholders; Required Approval. No vote or consent of the holders of any class or series of capital stock of Parent or the holders of any other securities of Parent (equity or otherwise) is necessary to adopt this Agreement, or to approve the Merger or the other Transactions. The vote or consent of Parent or a wholly owned Subsidiary of Parent as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve the Merger and adopt this Agreement, which consent shall be given immediately following the execution of this Agreement.

Section 5.07.    Disclosure Documents. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing for inclusion or incorporation by reference in the Offer Documents.

Section 5.08.    Litigation. As of the date of this Agreement, there is no Proceeding pending against or, to the knowledge of Parent, threatened in writing against or affecting, Parent or any of its Subsidiaries that would have, individually or in the aggregate, a Parent Material Adverse Effect or that relates to this Agreement or any of the Transactions. As of the date of this Agreement, neither Parent nor any of its Subsidiaries is subject to any Order that would have, individually or in the aggregate, a Parent Material Adverse Effect or that relates to this Agreement or any of the Transactions.

Section 5.09.    Ownership. As of the date hereof, none of Parent, Merger Sub or any of their respective Subsidiaries or controlled Affiliates beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock and none of Parent or any of their respective Subsidiaries or controlled Affiliates has any rights to acquire, directly or indirectly, any shares of Company Common Stock except pursuant to this Agreement. As of the date hereof, other than by reason of this Agreement, none of Parent or any of their “affiliates” or “associates” is, or at any time during the last three (3) years has

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been, an “interested shareholder” of the Company, in each case as defined in Section 2553 of the PBCL. No director or officer of the Company or any of its Subsidiaries is a director or officer of, or has a material equity interest (as such term is used in Section 2528(b)(1)(i) of the PBCL) in, Parent, Merger Sub or any of their respective Affiliates.

Section 5.10.    Available Funds; Solvency.

(a)    Parent and Merger Sub will have at the Offer Expiration Time and prior to the Effective Time all funds necessary for the payment of the aggregate Offer Price and Merger Consideration, as the case may be, and sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations in connection with this Agreement.

(b)    Assuming (i) the Company is solvent prior to the Effective Time and (ii) the accuracy of the representations and warranties of the Company set forth in ARTICLE 4 hereof, immediately after giving effect to the Transactions (including payment of all related fees and expenses and other obligations), as of the Effective Time:

(i)    the fair saleable value (determined on a going-concern basis) of the assets of Parent and its Subsidiaries, taken as a whole, will be greater than the total amount of their liabilities, taken as a whole (including all Liabilities);

(ii)    Parent and its Subsidiaries will be able to pay their debts and obligations in the ordinary course of business as they become due; and

(iii)    Parent and its Subsidiaries will have adequate capital to carry on their businesses and all businesses in which they are about to engage.

Section 5.11.    Parent Material Adverse Effect. No Effects have occurred or are reasonably expected to occur that would constitute, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.12.    Brokers’ Fees. Except for Lincoln International, LLC, there is no investment banker, broker, finder or other agent or intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries, that is entitled to any financial advisory, banking, broker’s, finder’s or similar fee or commission in connection with, the Offer, the Merger or any of the other Transactions.

Section 5.13.    Financing.

(a)    Equity Commitment Letter. As of the date of this Agreement, Parent has delivered to the Company a true, correct and complete copy of the executed Equity Commitment Letter, dated as of the date of this Agreement, pursuant to which the Equity Financing Sources have committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amounts set forth therein for the purpose of funding the Transactions (such financing, the “Equity Financing”). The Equity Commitment Letter provides, and will continue to provide until such time as this Agreement and/or the Equity Commitment Letter is terminated, that (i) the Company is an express third-party beneficiary thereof and (ii) Parent and the Equity Financing Sources will not oppose the granting of an injunction, specific performance, or other

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equitable relief, pursuant to the terms of the Equity Commitment Letter and this Agreement, in connection with the exercise of such third-party beneficiary rights on the basis that there is an adequate remedy at law.

(b)    No Amendments. As of the date of this Agreement, (i) the Equity Commitment Letter and the terms of the Equity Financing have not been amended, supplemented or modified prior to the date of this Agreement, (ii) no such amendment, supplement or modification is contemplated and (iii) the respective commitments contained therein have not been withdrawn, terminated, repudiated, rescinded, amended, supplemented or modified in any respect. There are no other Contracts, agreements, side letters or arrangements to which Parent or Merger Sub is a party relating to the funding or investing, as applicable, of the full amount of the Equity Financing. Other than as set forth in the Equity Commitment Letter, there are no conditions precedent related to the funding or investing, as applicable, of the full amount of the Equity Financing.

(c)    Sufficiency of Equity Financing. The Equity Financing, together with any cash on hand at the Company, is sufficient to satisfy all of the payment obligations of Parent and Merger Sub under this Agreement at the Closing, including (i) purchasing the shares tendered in the Offer at the Offer Price and paying the Merger Consideration, (ii) procuring officers’ and directors’ liability insurance pursuant to Section 6.09 and (iii) paying all related fees and expenses of the Company and the Surviving Corporation required to be paid in connection with the consummation of the transactions contemplated by this Agreement at the Closing.

(d)    Validity. As of the date of this Agreement, the Equity Commitment Letter (in the form delivered by Parent to the Company) is in full force and effect and constitutes the legal, valid and binding obligations of Parent, Merger Sub and the Equity Financing Sources, as applicable, enforceable against Parent, Merger Sub and the Equity Financing Sources, as applicable, in accordance with its terms. Other than as expressly set forth in the Equity Commitment Letter, there are no conditions precedent or other contingencies related to the funding of the full proceeds of the Equity Financing pursuant to any agreement relating to the Equity Financing to which the Equity Financing Sources, Parent or Merger Sub, or any of their respective Affiliates, is a party. As of the date of this Agreement, no event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default or breach on the part of Parent, Merger Sub or the Equity Financing Sources pursuant to the Equity Commitment Letter. As of the date of this Agreement, Parent has no reason to believe that (A) it will be unable to satisfy on a timely basis any term or condition of the Equity Financing to be satisfied by it, whether or not such term or condition is contained in the Equity Commitment Letter, or (B) the full amounts committed pursuant to the Equity Commitment Letter will not be available as of the Closing if the terms or conditions contained in the Equity Commitment Letter to be satisfied by it are satisfied. As of the date of this Agreement, Parent and Merger Sub have fully paid, or caused to be fully paid, all commitment or other fees that are due and payable on or prior to the date of this Agreement, in each case pursuant to and in accordance with the terms of the Equity Commitment Letter.

Section 5.14.    No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article 5, none of Parent, Merger Sub or any of its Affiliates nor any other Person on behalf of any of them makes or has made any express or

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implied representation or warranty with respect to Parent, its Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to the Company, its Subsidiaries or their respective Representatives or Affiliates in connection with the Transactions, including the accuracy or completeness thereof. Parent and Merger Sub acknowledge and agree that, except for the representations and warranties made by the Company in Article 4 (as qualified by the applicable items disclosed in the Company Disclosure Schedules), neither the Company nor any other Person is making or has made any representations or warranties, expressed or implied, at law or in equity, with respect to or on behalf of the Company or any of its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or any of its Subsidiaries or any other matter furnished or provided to Parent or Merger Sub or made available to Parent, Merger Sub or their Representatives in the Data Room or any other “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions. Parent and Merger Sub have conducted their own independent investigation of the Company and the Company Subsidiaries and the Transactions and have had an opportunity to discuss and ask questions regarding the Company and the Company Subsidiaries’ businesses with the management of the Company.

ARTICLE 6

COVENANTS

Section 6.01.    Conduct of the Company.

(a)    During the period commencing on the date of this Agreement and ending on the earlier of the termination of this Agreement in accordance with Article 8 and the Effective Time (the “Pre-Closing Period”), except as (i) set forth in Section 6.01 of the Company Disclosure Schedules, (ii) contemplated by this Agreement, (iii) required by applicable Law or (iv) undertaken with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) the Company shall, and shall cause each of the Company Subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course and use its commercially reasonable efforts to maintain and preserve intact its business organization, assets and technology and material business relationships.

(b)    Except as set forth in clauses (i) through (iv) of Section 6.01.(a), during the Pre-Closing Period, the Company shall not, nor shall it permit any of the Company Subsidiaries to, do any of the following:

(i)    (A) declare, set aside, or pay any dividends on, or make any other distributions (whether in cash, stock or property) with respect to, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Company Subsidiary or another wholly owned Company Subsidiary or the payment of accrued dividends with respect to awards granted under the Company Stock Plans that become vested after the date of this Agreement, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in substitution for shares of its capital stock or (C) purchase,

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redeem or otherwise acquire (1) any shares of its capital stock or other voting securities or (2) any options, warrants, calls or rights to acquire, or any securities convertible into or exchangeable for, any such shares or voting securities (except (i) upon the net exercise of, or withholding of Shares to satisfy Tax obligations upon vesting or exercise of, options, stock appreciation rights, warrants, calls or rights disclosed in the Company Disclosure Schedules or otherwise listed in Section 4.06.(a) hereof and (ii) in connection with the satisfaction of any Tax liability relating to an outstanding award granted under any of the Company Stock Plans);

(ii)    issue, deliver, sell, transfer, grant, pledge or otherwise encumber or subject to any Lien (other than Permitted Liens) any shares of its capital stock or other voting securities or any options, warrants, calls or rights to acquire any such shares or other securities (other than the issuance of Shares pursuant to the exercise, vesting or settlement of Company Equity Awards outstanding as of the date of this Agreement in accordance with the applicable terms thereof);

(iii)    amend the Organizational Documents of the Company or materially amend the Organizational Documents of any of the Company Subsidiaries;

(iv)    merge or consolidate with, or purchase an equity interest in, or acquire all or substantially all of the assets of, any Person or any division or business thereof, if the consideration paid or transferred by the Company and the Company Subsidiaries in connection with such transactions would exceed $1,000,000 individually or $2,000,000 in the aggregate of all such transactions;

(v)    sell, lease or otherwise dispose of any of its real or personal properties or assets (including capital stock of any Company Subsidiary) that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, other than (1) sales of inventory and other assets in the ordinary course of business or (2) subleases of real property or negotiated buyouts with landlords of unused or unoccupied office spaces;

(vi)    (A) incur any Indebtedness of the Company or any Company Subsidiaries or guarantee Indebtedness of another Person, other than (1) Indebtedness under the Company’s or the Company Subsidiaries’ existing lines of credit or other facilities, (2) Indebtedness incurred to finance capital expenditures permitted by clause (vii) below and (3) Indebtedness incurred in connection with the refinancing of any Indebtedness existing on the date of this Agreement on substantially similar or more favorable terms and of an equal or lesser amount or permitted to be incurred, assumed or otherwise entered into pursuant to this clause (vi) or (B) make any loans or capital contributions to, or investments in, any Person other than the Company Subsidiaries, other than in the ordinary course of business;

(vii)    make or commit to make any capital expenditures other than (A) in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance), (B) capital expenditures accounted for in the 2017 budget Made Available to Parent, (C) in connection with an obligation to directly serve a customer pursuant to a customer Contract in the ordinary course of business or (D) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (D) not to exceed $500,000;

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(viii)    enter into any contract that would constitute a Material Contract if in existence on the date hereof, or modify, amend or terminate any Material Contract to which the Company or any of the Company Subsidiaries is a party in a manner, in each case other than in the ordinary course of business or as required by applicable Law;

(ix)    (A) grant any material increase in base salary or bonus opportunity to any employees, officers, directors or individual consultants (excluding any billable employee or billable contractor) of the Company or any Company Subsidiaries, except as required under the terms of existing Contracts in effect as of the date hereof (including the terms of any Company Employee Plan), (B) adopt, enter into, establish or terminate any material Company Employee Plan (except as required by applicable Law), (C) amend in any material respect any Company Employee Plan, except as required by applicable Law or to maintain the Tax-qualified status of any Company Employee Plan, (D) enter into any employment, deferred compensation, severance, retention, transaction, change in control bonus or other similar agreement (or amend any such existing agreement) for the benefit of any of the current employees, directors, individual consultants or other service providers of the Company or any of Company Subsidiaries (excluding any billable employee or billable contractor), (E) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits of any current or former employee, officer, director, or individual consultant (except as required by applicable Law or the terms of any Company Employee Plan), or (F) hire any new employees (excluding any billable employee) having an annual base salary in excess of $250,000 (unless such hiring is in the ordinary course of business consistent with past practice);

(x)    communicate in writing with employees of the Company or any of its Subsidiaries regarding the compensation or benefits that they will receive in connection with the transactions contemplated by this Agreement, unless any such communications are consistent with this Agreement, prior directives or documentation provided to the Parent by the Company (in which case, the Company shall provide Parent with prior notice of and the opportunity to review and comment upon any such communications);

(xi)    make any material change in accounting methods, principles or practices, except insofar (A) as may have been required by a change in GAAP (or any interpretation thereof) or Regulation S-X under the Securities Act, (B) as may be required by a change in applicable Law or (C) as disclosed in the Company SEC Documents or as required by a Governmental Authority or quasi-governmental entity (including the Financial Accounting Standards Board or any similar organization);

(xii)    sell, assign, transfer, grant any license or sublicense with respect to, subject to any Lien, abandon, permit to lapse, or otherwise dispose of any material Intellectual Property or take or fail to take any action that could reasonably be expected to result in the loss, expiration, lapse, or abandonment of any material Intellectual Property;

(xiii)    disclose any material trade secret or material confidential information to any Person except on terms requiring that Person to maintain the confidentiality of such trade secret and confidential information; provided that disclosures by any Person (other than senior management employees) which were not authorized by senior management employees shall not constitute a breach of this Section 6.01.(b)(xiii); or

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(xiv)    waive, relinquish, release, grant, transfer or assign any right with a value of more than $500,000 in any individual case or $1,000,000 in the aggregate or, subject to the terms hereof, consent to any material matter with respect to which its consent is required under, any material confidentiality or similar agreement;

(xv)    settle, compromise or otherwise resolve any disputed claim or disputed liability, any material litigation, arbitration or other legal proceeding (other than Stockholder Litigation, which is addressed exclusively in Section 6.11), in each case other than (a) in an amount involving an out-of-pocket net payment of not more than $500,000 individually or $1,500,000 in the aggregate or (b) in an amount equal to or less than the amount reserved against the matter in the Audited Balance Sheet;

(xvi)    adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, in each case with respect to the Company or any Company Subsidiary;

(xvii)    mortgage, pledge, hypothecate, grant any security interest in, or otherwise willfully subject to any other Lien other than Permitted Liens, any material assets of the Company or any Company Subsidiary;

(xviii)    implement or announce any plant closings or material staff employee layoffs;

(xix)    except as required by applicable Law, make, change or revoke any material Tax election, file any material amended Tax Return, enter into any closing agreement within the meaning of Section 7121 of the Code, surrender any right to claim a refund of a material amount of Taxes, or consent to an extension or waiver of the limitation period applicable to any material Tax claim or assessment for any material Tax liability, fail to pay any material Tax that becomes due and payable (including estimated Tax payments), prepare or file any Tax Return in a manner materially inconsistent with past practices, adopt or materially change any of its material methods of reporting income or deductions for Tax purposes, or settle or compromise any material Tax liability, claim, audit or dispute; or

(xx)    authorize any of, or commit or agree in writing to take any of, the foregoing actions.

(c)    Notwithstanding anything to the contrary in this Section 6.01, the parties hereto acknowledge and agree that (i) nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to affirmatively control, direct, or in any way exercise beneficial ownership with respect to the Company’s operations (including for purposes of the HSR Act) prior to the consummation of the Offer and (ii) no consent of Parent shall be required with respect to any matter set forth in this Agreement to the extent that the requirement of such consent would violate any applicable Law. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions hereof, control and supervision over its operations.

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Section 6.02.    Unsolicited Proposals.

(a)    Except as expressly permitted by this Section 6.02, from the date of this Agreement until the consummation of the Offer or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause the Company Subsidiaries, its and their respective Affiliates and Representatives not to, directly or indirectly (i) initiate, solicit or knowingly encourage or knowingly facilitate the making of any Acquisition Proposal or any inquiry, proposal or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal, (ii) other than informing Third Parties of the existence of the provisions contained in this Section 6.02, engage in negotiations or discussions with, or furnish any information concerning the Company or any of the Company Subsidiaries to, any Third Party who has made, or in response to, an Acquisition Proposal or any inquiry, proposal or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal, (iii) grant any waiver, amendment or release under any standstill or confidentiality agreement or (iv) resolve or agree to do any of the foregoing. Promptly following the execution and delivery of this Agreement on the date hereof , the Company shall (A) cease and cause to be terminated all existing discussions or negotiations of the Company, its Affiliates and its and their Representatives with any Person conducted heretofore with respect to any Acquisition Proposal, or any inquiry or proposal that could reasonably be expected to lead to, or result in, an Acquisition Proposal, (B) terminate access by any Third Party to any physical or electronic data room relating to any potential Acquisition Transaction (C) request the prompt return or destruction of any confidential information provided to any Third Party within the twelve (12) months immediately preceding the date of this Agreement in connection with a proposed Acquisition Transaction and (D) enforce the provisions of any existing confidentiality or non-disclosure agreement entered into with respect to any potential Acquisition Transaction. It is agreed that any violation of the restrictions set forth in this Section 6.02.(a) by any Representative of the Company or any of its Affiliates shall constitute a breach of this Section 6.02.(a) by the Company.

(b)    Notwithstanding anything to the contrary contained in this Agreement, if at any time after the date hereof and prior to the consummation of the Offer, the Company receives an unsolicited written Acquisition Proposal (which Acquisition Proposal was made after the date of this Agreement and did not result from a material breach of this Section 6.02), the Company and the Company Board and/or their Representatives may, subject to compliance with this Section 6.02.(b), engage in negotiations or discussions with, or furnish any information and reasonable access to, such Third Party making such Acquisition Proposal and/or its Representatives or potential financing sources if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, and based on information then available, that such Acquisition Proposal constitutes, or could reasonably be expected to lead to, or result in, a Superior Proposal; provided, that (i) prior to furnishing any non-public information, the Company receives from such Third Party an executed Acceptable Confidentiality Agreement and (ii) any such non-public information so furnished has been previously provided or made available to Parent or is provided or made available to Parent promptly (and in any event within 24 hours) after it is so furnished to such Third Party. Notwithstanding anything to the contrary contained in this Agreement, the Company may, following the receipt of an Acquisition Proposal, contact the Third Party that has made such Acquisition Proposal to (i) clarify and understand the terms and conditions thereof to facilitate the Company Board’s (or committee’s) determination with respect to whether such Acquisition Proposal constitutes, or could reasonably be expected to lead to, or result in, a Superior Proposal and (ii) inform such Third Party of the provisions of this Section 6.02.

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(c)    Except as otherwise provided in the last sentence of this Section 6.02.(c) or in Section 6.02.(d), until the termination of this Agreement, neither the Company Board nor any committee thereof shall (i) (A) withhold, withdraw (or not continue to make), qualify or modify (or publicly propose or resolve to withhold, withdraw (or not continue to make), qualify or modify in any manner adverse to Parent) in any manner, the Board Recommendation, (B) take any action to exempt any Person (other than Parent and its Affiliates) from any applicable state takeover statute, (C) approve, adopt or recommend any Acquisition Proposal, or propose publicly to approve, adopt or recommend, any Acquisition Proposal, (D) fail to publicly reaffirm the Board Recommendation within four (4) Business Days after Parent so requests in writing, or (E) fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Acquisition Proposal (any action described in this clause (i) being referred to as a “Change in Recommendation”) or (ii) allow the Company or any of the Company Subsidiaries to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or similar agreement or arrangement (other than an Acceptable Confidentiality Agreement) with any Third Party providing for an Acquisition Transaction or potential Acquisition Transaction or requiring the Company to abandon, terminate or fail to consummate the Merger or any of the other Transactions, or requiring the Company to fail to comply with this Section 6.02 (an “Alternative Acquisition Agreement”). Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the consummation of the Offer, in the event a material development, event, fact, occurrence or material change in circumstances (other than an Acquisition Proposal) occurs or arises after the date of this Agreement that was not known or reasonably foreseeable by the Company Board as of the date of this Agreement, the Company Board may make a Change in Recommendation if the Company Board determines, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, that the Company has provided Parent four (4) Business Days’ prior written notice advising Parent that it intends to take such action and specifying, in reasonable detail, the reasons for such action.

(d)    Notwithstanding anything to the contrary contained in this Agreement, but subject to Section 6.02.(e), at any time prior to the consummation of the Offer if, in response to an unsolicited written Acquisition Proposal made after the date of this Agreement that did not result from a material breach of this Section 6.02, the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisor) that (i) such Acquisition Proposal constitutes a Superior Proposal and (ii) the failure to approve or recommend such Superior Proposal would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law, the Company may make a Change in Recommendation and/or terminate this Agreement pursuant to Section 8.01.(d)(i) and this Section 6.02.(d) to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company may not terminate this Agreement pursuant to Section 8.01.(d)(i) and this Section 6.02.(d) unless (y) the Company has complied in all material respects with its

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obligations under this Section 6.02, including to its obligations set forth in Section 6.02.(e), and (z) the Company pays, or causes to be paid, to Parent, the Termination Fee payable pursuant to Section 9.04.(b) concurrently with such termination.

(e)    Notwithstanding anything to the contrary contained in this Agreement, the Company Board shall not make a Change in Recommendation pursuant to Section 6.02.(d) and the Company shall not be entitled to terminate this Agreement pursuant to Section 8.01.(d)(i) and Section 6.02.(d) unless (x) the Company shall have provided to Parent four (4) Business Days’ prior written notice (the “Superior Proposal Notice”) advising Parent that the Company intends to take such action (and specifying, in reasonable detail, the material terms and conditions of any such Superior Proposal and, if applicable and not prohibited by the terms of any confidentiality or non-disclosure agreement to which the Company is a party as of the date hereof, providing a copy of the relevant proposed transaction agreement (it being understood that, in the event of any change in the per share consideration or form of consideration offered under, or any other material amendment or modification of any Acquisition Proposal, the time periods in this Section 6.02.(e) shall be extended by two (2) additional Business Days) and (y):

(i)    during such four (4) Business Day period, if requested by Parent, the Company shall have engaged in good faith negotiations with Parent regarding changes to the terms of this Agreement intended to cause such Acquisition Proposal to no longer constitute a Superior Proposal; and

(ii)    the Company Board shall have considered any adjustments to this Agreement (including a change to the price terms hereof), the Equity Commitment Letter and any other adjustments that may be irrevocably proposed in writing by Parent (the most recent such adjustments, the “Proposed Changed Terms”) no later than 5:00 p.m., Philadelphia, Pennsylvania time, on the on the fourth (4th) Business Day of such four (4) Business Day period and shall have determined in good faith (after consultation with its outside legal counsel and financial advisor) that the Superior Proposal would continue to constitute a Superior Proposal if the Proposed Changed Terms were to be given effect.

For the avoidance of doubt, if Parent, within four (4) Business Days following its receipt of a Superior Proposal Notice, makes an irrevocable written offer that, as determined in good faith by the Company Board (after consultation with its outside legal counsel and financial advisor) results in the applicable Acquisition Proposal no longer being a Superior Proposal, then the Company Board shall have no right to make a Change in Recommendation pursuant to Section 6.02.(d) and the Company shall have no right to terminate this Agreement pursuant to Section 8.01.(d)(i) or Section 6.02.(d) as a result of such Acquisition Proposal, unless such Acquisition Proposal is subsequently determined by the Company Board (after consultation with its outside legal counsel and financial advisor) to be a Superior Proposal in accordance with Section 6.02.(d), in which case Section 6.02.(e) shall apply to such determination.

(f)    The Company shall promptly (and in any event within 24 hours) advise Parent in writing in the event that the Company receives any Acquisition Proposal, and in connection with such notice, if applicable, provide to Parent the material terms and conditions (including, unless prohibited by the terms of any confidentiality or non-disclosure agreement existing as of the date of this Agreement, the identity of the Person making any such Acquisition Proposal) of any such

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Acquisition Proposal. The Company shall (i) keep Parent reasonably informed on a reasonably current basis of the status of any such Acquisition Proposal, (ii) promptly (and in any event within 24 hours) notify Parent in writing of any material change to the material terms of any such Acquisition Proposal or any determination by the Company Board pursuant to Section 6.02.(b), (iii) promptly (and in any event within 24 hours) notify Parent in writing if, to the Company’s Knowledge, such Third Party has advised the Company in writing of its final decision not to pursue such Acquisition Proposal and (iv) provide to Parent as soon as practicable (and in any event within 24 hours) after receipt or delivery thereof of any written indication of interest (or amendment thereto) or any written material that constitutes an Acquisition Proposal (or amendment thereto) including copies of any proposed Alternative Acquisition Agreements and any financing commitments related thereto.

(g)    Nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through their respective Representatives, from (i) taking and disclosing any position or disclosing any information reasonably required under Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer), (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, (iii) the accurate disclosure of factual information regarding the business, financial condition or results of operations of the Company or (iv) the accurate disclosure of the fact that an Acquisition Proposal has been made, the identity of the party making such Acquisition Proposal, the material terms of such Acquisition Proposal and/or the operation of this Agreement with respect thereto; provided, that in all cases, no Change in Recommendation may be made unless the Company shall have first complied with its obligations under Section 6.02.(c), Section 6.02.(d), and Section 6.02.(e).

Section 6.03.    Stockholder Meeting; Preparation of Proxy Statement.

(a)    If the adoption of this Agreement by the Company’s shareholders is required under applicable Law, the Company shall prepare and file with the SEC, and Parent and Merger Sub shall cooperate with the Company in such preparation and filing of a proxy statement sent to the stockholders of the Company in connection with a meeting of the Company’s shareholder (such proxy statement, as amended or supplemented, being referred to herein as the “Proxy Statement”) as promptly as reasonably practicable following the consummation of the Offer. Without limiting the generality of the foregoing, each of Parent and Merger Sub shall (i) furnish to the Company the information relating to it required by the Exchange Act to be set forth in the Proxy Statement and such other information or assistance in the preparation thereof as may be reasonably requested by the Company and (ii) correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. The Company shall promptly notify Parent and Merger Sub upon receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Proxy Statement, and shall promptly provide Parent and Merger Sub with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand. The Company shall respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement and shall cause the Proxy Statement to be mailed to the shareholders of the Company as promptly as reasonably practicable after the date the Proxy Statement is cleared by the SEC (such date, the

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“Proxy Clearance Date”). Prior to the filing of the Proxy Statement (including any amendments or supplements thereto) with the SEC or dissemination thereof to the shareholders of the Company, or responding to any comments of the SEC with respect to the Proxy Statement, the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on such Proxy Statement or response, and the Company shall give reasonable and good faith consideration to any such comments.

(b)    If the adoption of this Agreement by the Company’s shareholders is required under applicable Law after consummation of the Offer, the Company shall (i) as promptly as reasonably practicable after the Proxy Clearance Date and in accordance with the certificate of incorporation of the Company and applicable Law, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the affirmative vote of the holders of a majority of the Shares issued and outstanding on the record date for a meeting of the stockholders of the Company (the “Company Stockholder Approval” and such meeting, the “Company Stockholders Meeting”) and (ii) (A) use reasonable efforts to solicit the adoption of this Agreement by the stockholders of the Company and (B) provided there shall not have been a Change in Recommendation include in the Proxy Statement the Board Recommendation. Notwithstanding the foregoing, if following the Offer and the exercise, if any, of the Top-Up Option, Parent, Merger Sub and their respective Subsidiaries hold, in the aggregate, at least 80% of outstanding Shares (determined on a fully-diluted basis (which assumes conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof), the Parties will take all necessary and appropriate action, including with respect to the transfer to Merger Sub of any Shares held by Parent or any Subsidiary of Parent, to cause the Merger to become effective as soon as practicable after the consummation of the Offer without the Company Stockholders Meeting in accordance with Section 321(d)(1)(ii) of the PBCL.

(c)    Each of Parent and Merger Sub shall affirmatively vote at the Company Stockholders Meeting or otherwise all Shares acquired in the Offer (if any), or otherwise beneficially owned by it or any of its Subsidiaries or Affiliates as of the applicable record date, for the adoption of this Agreement in accordance with applicable Law.

Section 6.04.    Access to Information; Confidentiality.

(a)    Subject to applicable Law, upon reasonable notice to the Company, the Company shall (and shall cause the Company Subsidiaries and the officers, directors and agents of the Company and each Company Subsidiary to) afford Parent’s officers and Parent’s other authorized Representatives reasonable access, during normal business hours throughout the Pre-Closing Period, to its officers, agents, properties, books, Contracts and records, and, with the Company’s consent (such consent not to be unreasonably withheld, conditioned or delayed), to the employees of the Company and the Company Subsidiaries; and shall furnish Parent and Merger Sub all financial, operating and other data and information (other than any new environmental testing or sampling data or information) as Parent and Merger Sub through their officers, employees or agents, may reasonably request. None of the Company, any Company Subsidiary and any Representative of the Company shall be required to provide such access to or to disclose such information where such access or disclosure would (i) contravene any applicable Law, Contract of the Company or any Company Subsidiary or Order, (ii) would reasonably be

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expected to violate or result in a loss or impairment of any attorney-client, work product privilege or Intellectual Property right or (iii) materially and adversely interfere with the conduct of the business of the Company or any of the Company Subsidiaries; provided that, to the extent practicable, (A) the Company, each Company Subsidiary and each of their Representatives have taken commercially reasonable steps to provide access to or to disclose such information on a basis that does not result in the effects described in clauses (i) through (iii) and (B) in the case of clause (ii), such access and information shall be granted or made available, as applicable, to external counsel for Parent (subject to external counsel entering into a customary common interest agreement with the Company, on terms mutually agreeable to Parent and the Company).

(b)    No information or knowledge obtained by Parent or Merger Sub pursuant to Section 6.02, this Section 6.03 or otherwise shall affect or be deemed to affect or modify any representation, warranty, covenant or agreement made by the Company contained herein, the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof or otherwise prejudice in any way the rights and remedies of Parent or Merger Sub hereunder, nor shall any such information, knowledge or investigation be deemed to affect or modify Parent’s or Merger Sub’s reliance on the representations, warranties, covenants and agreements made by the Company in this Agreement.

(c)    Each of Parent and Merger Sub acknowledges that all information provided to it or any of its Representatives by the Company or any of its Representatives in connection with this Agreement and the consummation of the Transactions shall be deemed to be provided under, and shall be treated in accordance with, the Confidentiality Agreement.

Section 6.05.    Notice of Certain Events. During the Pre-Closing Period, each party hereto shall promptly notify the other in writing of:

(a)    any notice or other communication received by such party or any of its Subsidiaries from any Person alleging that the consent, approval, permission of or waiver from such party is or may be required in connection with the Transactions;

(b)    any notice or other communication received by such party or any of its Subsidiaries from any Governmental Authority in connection with the Transactions;

(c)    any Stockholder Litigation; and

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(d)    any fact, event or circumstance known to it that would be reasonably likely to result in the failure of any of the conditions set forth in ARTICLE 7 to be satisfied; provided, that the failure to deliver any notice pursuant to this Section 6.05 shall not be considered in determining whether the conditions set forth in ARTICLE 7 have been satisfied; provided, further, that no notification given by any party pursuant to this Section 6.05 shall (A) limit or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement, (B) otherwise prejudice in any way the rights and remedies contained in this Agreement, (C) be deemed to affect or modify such party’s reliance on the representations, warranties, covenants and agreements made by the other parties in this Agreement or (D) be deemed to amend or supplement the Company Disclosure Schedules or prevent or cure any misrepresentation, breach of warranty or breach of covenant by such party.

Section 6.06.    Employee Benefit Plan Matters.

(a)    From and after the Closing Date, with respect to all employees of the Surviving Corporation or any Subsidiary of the Surviving Corporation at the Effective Time (“Continuing Employees”), Parent shall cause the service of each such Continuing Employee with the Company, the Surviving Corporation, the Company Subsidiaries, the Subsidiaries of the Surviving Corporation and all of their respective predecessors to be recognized for purposes of eligibility to participate, levels of benefits, vesting, and, with respect to paid time off benefits only, benefit accrual (other than for any equity or equity-based, deferred compensation or post-retirement welfare plans or for purposes of benefit accrual under any defined benefit pension plan) under each employee benefit plan, program or arrangement of the Surviving Corporation, the Parent or any of their respective Affiliates (collectively, the “Parent Benefit Plans”) in which any Continuing Employee is or becomes eligible to participate to the same extent such service was recognized under the corresponding Company Employee Plan, except to the extent such credit would result in a duplication of benefits. Additionally, Parent shall use commercially reasonable efforts to permit each Continuing Employee to be immediately eligible to participate, without any waiting time, in any and all Parent Benefit Plans that are health and welfare plans to the extent coverage under such Parent Benefit Plan replaces coverage under a comparable Company Employee Plan in which such Continuing Employee participated immediately before the replacement and such waiting time requirement was met under such Company Employee Plan.

(b)    For a period of twelve (12) months immediately following the Closing Date, Parent shall provide, or cause its Affiliates to provide each Continuing Employee with (i) the base hourly wage or base salary and annual cash target bonus opportunity for each Continuing Employee that, in each case, are no less than those in effect for such Continuing Employee immediately prior to the Closing Date and (ii) all other material benefits (other than participation in any equity or equity-based, deferred compensation, post-retirement medical, dental, vision or life insurance, or defined benefit pension plan) that are substantially similar in the aggregate to such Continuing Employee as those provided to such Continuing Employee immediately prior to the Closing Date under the Company Employee Benefit Plans. In addition to, and without limiting, the foregoing provisions of this Section 6.06(b), in the event of the termination of employment of any Continuing Employee during the twelve (12) month period immediately following the Closing Date, Parent shall provide such Continuing Employee with severance payments and benefits that are no less favorable, in the aggregate, than the severance payments

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and benefits to which such Continuing Employee would have been entitled under the severance plan or policy of the Company or Company Subsidiary applicable to such Continuing Employee immediately prior to Closing.

(c)    Without limiting the generality of Section 6.06.(a), from and after the Closing Date, with respect to each Parent Benefit Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA in which any Continuing Employee is or becomes eligible to participate, Parent shall, or shall cause its Affiliates to use commercially reasonable efforts to, (i) waive all limitations as to pre-existing conditions, waiting periods, actively-at-work requirements, and other conditions and exclusions with respect to participation and coverage requirements applicable under such Parent Benefit Plan for such Continuing Employees and their eligible dependents to the same extent that such conditions, waiting periods, requirements and exclusions would not have applied or would have been satisfied or waived under the corresponding Company Employee Plan in which such Continuing Employee or eligible dependent was a participant immediately prior to the Closing and (ii) in the plan year in which the Continuing Employee ceases participation under the applicable Company Employee Plan and such Continuing Employee commences participation in the corresponding Parent Benefit Plan, credit all co-payments, deductibles and other expenses paid by Continuing Employees and their eligible dependents under the corresponding Company Employee Plan in such plan year for purposes of satisfying any deductible, co-payment, co-insurance and maximum-out-of-pocket requirements under such Parent Benefit Plan.

(d)    Prior to the Effective Time, the Company shall take all actions which are necessary to freeze the Company’s Deferred Compensation Plan, as amended and restated effective January 1, 2011 with respect to new deferral elections.

(e)    From and after the Closing Date, Parent will honor, and will cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their terms as in effect on the Closing Date, all existing employment, retention, incentive, change of control and severance agreements between the Company or any Company Subsidiary and any Continuing Employee.

(f)    Parent, the Company and the Surviving Corporation acknowledge and agree that all provisions contained in this Section 6.06 are included for the sole benefit of the respective parties to this Agreement and shall not create any right in any other Person, including any right to continued employment or service with Parent, the Company, the Surviving Corporation or any of their respective Affiliates. Without limiting the generality of the foregoing, nothing in this Section 6.06 shall be deemed to (i) establish or amend any Company Employee Plan, Parent Benefit Plan or any other employee benefit plan, program or arrangement of any kind or (ii) limit the right of the Parent, the Company, the Surviving Corporation or any of their respective Affiliates to amend, merge or terminate any Company Employee Plan or Parent Benefit Plan.

Section 6.07.    State Takeover Laws. Assuming the accuracy of the representations contained in Section 5.09, the Company shall, and shall cause each Company Subsidiary to, take all actions necessary so that no Anti-Takeover Statute becomes applicable to the transactions contemplated by this Agreement. If any Anti-Takeover Statute becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Offer, the Merger or any other Transaction, then each of the Company, Parent, Merger Sub and their respective Boards of Directors shall use

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commercially reasonable efforts to ensure that the Offer, the Merger and any other Transaction contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Anti-Takeover Statute on this Agreement, the Offer, the Top-Up Option, the issuance of the Top-Up Shares, the Merger and any other Transaction contemplated hereby.

Section 6.08.    Obligations of Parent.

(a)    Parent shall cause Merger Sub to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement.

(b)    Parent shall not, and shall not permit Merger Sub to, adopt or publicly propose a plan of complete or partial liquidation, restructuring, recapitalization or other reorganization, or resolutions providing for or authorizing such a liquidation, dissolution, restructuring, recapitalization or other reorganization that would reasonably be expected to prevent, impede or delay the consummation of the Offer, the Merger or any of the other Transactions.

(c)    Parent shall not, and shall not permit any of its Subsidiaries to, (i) enter, or agree or commit to entrance, into agreements with respect to, or consummate, any mergers or business combinations, or any acquisition of any other Person or business or (ii) make, or agree or commit to make, loans, advances or capital contributions to, or investments in, any other Person, in each case that would reasonably be expected to prevent, impede or delay the consummation of the Offer, the Merger or any of the Transactions.

(d)    Immediately following the execution and delivery of this Agreement by the parties hereto, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Offer and the Merger, in accordance with the PBCL, by written consent.

Section 6.09.    Director and Officer Liability.

(a)    For six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time covering each such person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of this Agreement; provided, however, that in satisfying its obligation under this Section 6.09.(a), the Surviving Corporation shall not be obligated to pay annual premiums in excess of 300% of the amount per annum the Company paid in its last full fiscal year prior to the date of this Agreement (the “Current Premium”) and if such premiums for such insurance would at any time exceed 300% of the Current Premium, then Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, cause to be maintained policies of insurance that provide the maximum coverage available at an annual premium equal to 300% of the Current Premium. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” or “runoff” policies have been obtained by the Company prior to the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of six (6) years with respect to claims arising from facts or events that

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occurred on or before the Effective Time, including, in respect of the Transactions, and which it is hereby acknowledged by Parent are permitted to be obtained by the Company at any time prior to the Effective Time. If such prepaid policies have been obtained prior to the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

(b)    From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) fulfill and honor in all respects the obligations of the Company and the Company Subsidiaries pursuant to (i) each indemnification, exculpation or expense reimbursement or advance agreement in effect between the Company or any of the Company Subsidiaries and any individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of, or serving as a director or officer of another Person at the request of, the Company or a Company Subsidiary (each, an “Indemnified Party,” and each such indemnification agreement, a “D&O Indemnification Agreement”); and (ii) any indemnification or expense reimbursement or advance provision and any exculpation provision set forth in the certificate of incorporation or bylaws of the Company or other similar organizational documents of any Company Subsidiary as in effect on the date of this Agreement. For a period of six (6) years from and after the Effective Time, Parent and the Surviving Corporation shall not amend, repeal or otherwise modify the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and the Company Subsidiaries to contain provisions no less favorable with respect to exculpation, indemnification and reimbursement and advance of expenses of directors and officers of the Company for periods at and prior to the Effective Time than are currently set forth in the Organizational Documents of the Company and such Company Subsidiaries. To the fullest extent permitted by applicable Law, Parent and the Surviving Corporation shall cause the D&O Indemnification Agreements to continue in full force and effect in accordance with their terms following the Effective Time.

(c)    If either of Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, shall assume the obligations set forth in this Section 6.09.

(d)    The provisions of this Section 6.09 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the articles of organization or bylaws, by contract or otherwise. The provisions of this Section 6.09 shall survive the Effective Time and shall thereafter not be terminated or amended in any manner so as to adversely affect any Indemnified Party.

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Section 6.10.    Efforts.

(a)    Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions as promptly as practicable, including (i) the obtaining of all necessary actions or non-actions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods from Governmental Authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Authority, including in connection with any Regulatory Law (all of the foregoing, collectively, the “Governmental Consents”), (ii) the delivery of required notices to, and the obtaining of all necessary consents, approvals or waivers from third parties and (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions; provided, that in no event shall the Company or any of the Company Subsidiaries be required to pay prior to the Closing any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the Transactions under any contract or agreement.

(b)    Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall cooperate with each other in (i) determining whether any filings are required to be made with, or Governmental Consents are required to be obtained from, any Governmental Authorities (including in any foreign jurisdiction in which the Company or any Company Subsidiary are operating any business) and (ii) to the extent not made prior to the date hereof, timely making or causing to be made all such applications and filings as reasonably determined by Parent and the Company as promptly as practicable, and in any event as of the date hereof with respect to filings or submissions required under the HSR Act. Each party shall supply as promptly as practicable such information, documentation, other material or testimony that may be requested by any Governmental Authority, including by complying at the earliest reasonably practicable date with any request under or with respect to the HSR Act, any other Governmental Consent and any such other applicable Laws for additional information, documents or other materials received by Parent or the Company or any of their respective Subsidiaries from the Federal Trade Commission or the Department of Justice, or any other Governmental Authority in connection with such applications or filings or the Transactions.

(c)    Without limiting any of its other obligations hereunder, Parent and Merger Sub shall take all such further action as may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities, or competition authorities of any other nation or other jurisdiction (including multinational or supranational), or any other Person, may assert under any Regulatory Law with respect to the Transactions, and to avoid or eliminate each and every impediment under any Regulatory Law that may be asserted by any Person with respect to the Merger, in each case so as to enable the Merger and the Transactions to occur as soon as possible (and in any event no later than sixty (60) days from the date of this Agreement), including by proposing, negotiating, committing to and effecting, by agreement, consent decree, hold separate order, trust or otherwise, (x) the sale, divestiture or disposition of such assets, businesses, services, products or product lines of Parent or the Company (or any of their respective Subsidiaries or Affiliates) or behavioral limitations, conduct restrictions or

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commitments with respect to any such assets, businesses, services, products or product lines of Parent or the Company (or any of their respective Subsidiaries or Affiliates), (y) the creation or termination of relationships, ventures, contractual rights or obligations of the Company or Parent or their respective Subsidiaries or Affiliates and (z) any other actions that would limit the freedom of action of Parent, the Company or any of their respective Subsidiaries or affiliates with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Company’s or the Surviving Corporation’s) or Affiliates’ assets, businesses, services, products or product lines, in each case as may be required in order to obtain all required Governmental Consents as promptly as practicable (including expirations or terminations of waiting periods whether imposed by Law or agreement) and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing the consummation of the Merger or the transactions contemplated by this Agreement or delaying any of the foregoing beyond the End Date (each of (x), (y) and (z), a “Divestiture Action”). Neither the Company nor any Company Subsidiaries shall, without Parent’s prior written consent, and neither Parent nor any of its Subsidiaries shall, without the Company’s prior written consent, discuss or commit to any extension of any waiting period under any Regulatory Law or any agreement not to consummate the Merger or any of the Transactions. None of Parent, Merger Sub or the Company shall be required to take any action pursuant to this Section 6.10 unless it is expressly conditioned on the effectiveness of the Merger.

(d)    Without limiting the foregoing and subject to applicable legal limitations and the instructions of any Governmental Authority, each of the Company and Parent agrees (i) to cooperate and consult with each other in connection with the making of all registrations, filings, notifications, communications, submissions and any other material actions pursuant to this Section 6.10, (ii) to furnish to the other such necessary information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) to keep each other apprised of the status of matters relating to the completion of the transactions contemplated therein, including promptly furnishing the other with copies of notices or other communications received by such party from, or given by such party to, any third party and/or any Governmental Authority with respect to the Transactions, (iv) to permit the other party to review and to incorporate the other party’s reasonable comments in any communication to be given by it to any Governmental Authority with respect to obtaining the necessary approvals for the Transactions and (v) not to participate in any meeting or discussion in person or by telephone expected to address substantive matters related to the transactions contemplated herein with any Governmental Authority in connection with the Transactions unless, to the extent not prohibited by such Governmental Authority, it gives the other party reasonable notice thereof and the opportunity to attend and observe. The parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 6.10 in a manner so as to preserve any applicable privilege. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.10.(d) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel.

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(e)    For purposes of this Agreement, “Regulatory Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, the EC Merger Regulation, and all other applicable federal, state, foreign, multinational or supranational statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including, without limitation, any applicable antitrust, competition or trade regulation Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition and including any Laws that relate to foreign investments.

Section 6.11.    Stockholder Litigation. The Company shall, as promptly as reasonably practicable, and in any event within two (2) Business Days of being served, notify Parent in writing of, and shall give Parent the opportunity to participate in the defense and settlement of, any Stockholder Litigation. No compromise or settlement of any Stockholder Litigation shall be agreed to by the Company without prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) unless such compromise or settlement involves only the payment of reasonable attorneys’ fees of the plaintiff not to exceed $1 million in the aggregate for all such Stockholder Litigation and/or the modification of previous disclosure, which modification shall be reasonably acceptable to Parent.

Section 6.12.    Public Announcements. The parties hereto agree that the initial press release(s) to be issued with respect to the Transactions shall be in a form mutually agreed to by the parties hereto. Thereafter, each of Parent and the Company agree that, prior to the Effective Time, no public release or announcement concerning the Transactions shall be issued by any party or its Subsidiaries without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Laws or the rules or regulations of the NYSE or any other regulatory or governmental body to which the relevant party is subject or submits, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 6.12 shall not apply to any release or announcement made or proposed to be made by the Company in connection with a Superior Proposal or a Change in Recommendation, each in accordance with Section 6.02.

Section 6.13.    Section 16 Matters. Prior to the Effective Time, the Company shall use reasonable best efforts to cause any dispositions of equity securities of the Company (including any derivative securities with respect to any equity securities of the Company) by each individual who is a director or officer of the Company, and who would otherwise be subject to Rule 16b-3 under the Exchange Act, to be exempt under Exchange Act Rule 16b-3.

Section 6.14.    Rule 14d-10 Matters. Prior to the scheduled expiration date of the Offer, the Company (acting through the Company Board and its Compensation Committee) shall use reasonable efforts to take all such steps as may be required to cause to be exempt under Rule 14d-10 promulgated under the Exchange Act any then effective employment compensation, severance or other employee benefit arrangement between the Company or any of its Subsidiaries and any director, officer or employee of the Company or any of its Subsidiaries who then holds shares of Company Common Stock. Promptly upon Parent or any of its Affiliates entering into any such arrangement with any such Person, Parent will provide to the Company any and all information concerning such arrangements as may be needed by the Company to comply with this Section 6.14.

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Section 6.15.    Stock Exchange De-listing. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to cause the delisting of the Company and of the Company Common Stock from the NYSE as promptly as practicable after the Effective Time and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

Section 6.16.    Director Resignations. At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of the directors of the Company and the Company Subsidiaries (other than directors of the Company and the Company Subsidiaries whom Parent determines shall continue to serve in such capacities following the Effective Time), effective at the Effective Time.

Section 6.17.    Financing Cooperation.

(a)    During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company will, and will cause each Company Subsidiary to and will direct their respective management, officers and other representatives to, use reasonable best efforts to provide cooperation and assistance reasonably requested by Parent in connection with the arrangement, syndication, negotiation and receipt of any Debt Financing, including: (i) furnishing Parent with reasonably available financial information (including historical financial statements for periods ending after the date of the Financial Statements) regarding the Company and the Company Subsidiaries as may be reasonably requested by Parent, (ii) providing reasonably available information to Parent to permit Parent to prepare any pro forma financial statements required to delivered in connection with any Debt Financing, (iii) so long as specifically requested at least ten (10) Business Days prior to the Closing Date, furnish Parent at least three (3) Business Days prior to the Closing Date, with all reasonably available documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, (iv) upon reasonable prior notice and in reasonably convenient locations (or via telephonic meeting), make management of the Company and the Company Subsidiaries available to participate in a reasonable number of meetings, lender presentations, rating agency presentations and due diligence sessions, (v) cooperating with the syndication process relating to any Debt Financing, including assisting Parent and the Debt Financing Sources in the preparation of lender presentations, rating agency presentations, private placement memoranda, bank information memoranda and similar documents and delivering customary authorization letters to such Debt Financing Sources in connection therewith, (vi) permitting the Debt Financing Sources and their representatives to examine, evaluate and assess the Company and the Company Subsidiaries, including their respective assets, cash management, borrowing base and accounting systems, policies and procedures related thereto, (vii) facilitating the obtainment of third party appraisals and field examinations and assisting in providing a reasonably detailed calculation of the borrowing base prior to the Closing Date and facilitating the setting up of accounts and systems as required by any asset-based Debt Financing Sources

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and (viii) directing officers of the Company and the Company Subsidiaries who will be officers of the Company or any Company Subsidiary after the Closing to take reasonable corporate actions, subject to the occurrence of the Closing, necessary to permit the consummation of the Debt Financing (including executing and delivering at Closing any pledge and security documents, payoff letters, other definitive financing agreements, notes or documents, and officer’s certificates, solvency certificates and documents as reasonably requested by Parent); provided, however, that (x) no cooperation requested under this Section 6.17 shall unreasonably interfere with the ongoing business or operations of the Company or the Company Subsidiaries, (y) no obligation of the Company and the Company Subsidiaries under any certificate, document or instrument shall be effective until the Closing (other than customary authorization or representation letters), and the Company and the Company Subsidiaries shall not be required to pay any commitment or similar fee or incur any other liability, execute or deliver any certificate, document or instrument, or prepare any financial statements or other financial information in connection with the arrangement of any financing prior to the Closing other than customary authorization and representation letters and (z) no cooperation requested under this Section 6.17 shall require any of the Company and the Company Subsidiaries to take any action that would conflict with any applicable material Law or their respective Organizational Documents. The Company and the Company Subsidiaries consent to the customary and reasonable use of their respective logos solely in connection with any Debt Financing; provided, that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Company and the Company Subsidiaries or their Affiliates or the reputation or goodwill of the Company and the Company Subsidiaries or any of their Affiliates. Notwithstanding the foregoing, it is understood and agreed by the Parent that receipt of third-party financing is not a condition to the obligation of the Parent to consummate the Closing.

(b)    Parent shall, upon written request by the Company, promptly reimburse the Company and the Company Subsidiaries for all reasonable and documented out-of-pocket costs and expenses incurred by the Company and the Company Subsidiaries connection with such financing cooperation (other than in respect of the preparation of historical financial statements to the extent required to be included in the Company’s filings with the SEC) in connection with the arrangement of financing and any information used in connection therewith. Parent and the Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, its Affiliates and their respective Representatives from and against any and all Liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties actually incurred by any of them in connection with the arrangement of any debt financing arrangements contemplated by this Section 6.17, except in the event such Liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments or penalties arose out of or result from the willful misconduct, gross negligence, bad faith of the Company, its Affiliates or their respective Representatives.

Section 6.18.    Repatriation. (a) CDI Professional Services, Ltd. (“CDI Canada”) will have issued as a dividend or distributed the Available Cash Balances (less any portion of the Available Cash Balances issued as a dividend or distributed pursuant to clause (b)) to CDI Corporation and (b) Asset Computer Personnel Corporation (“ACPC”) will have issued as a dividend or distributed a portion of the Available Cash Balances to Maplehill Corporation pursuant to the distributions or dividends declared by CDI

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Canada and ACPC, respectively, which dividends or distributions are legally effective immediately upon satisfaction of the Minimum Tender Condition (without regard to any other Offer Condition) and prior to the consummation of the Offer. Maplehill Corporation will further issue as a dividend or distribute such cash proceeds from such dividend or distribution to CDI Corporation, and CDI Corporation will further issue as a dividend or distribute the Available Cash Balances to the Company, which cash shall be available to be used by the Company in connection with the Closing. For purposes of this Section 6.18, “Available Cash Balances” shall be defined as all cash of CDI Canada and ACPC less (i) funds withheld for any Taxes required by Law in connection with such dividends or distributions, (ii) funds are not available to issue as a dividend or distribute under Law, and (iii) funds reasonably required to satisfy working capital requirements at the CDI Canada and ACPC, respectively, in the ordinary course of business (including for purposes of meeting payroll obligations); provided that the reduction in Available Cash Balances for working capital requirements pursuant to clause (iii) shall not exceed C$4,000,000 in the aggregate.

ARTICLE 7

CONDITIONS TO THE MERGER

Section 7.01.    Conditions to the Obligations of Each Party. The obligation of each party hereto to consummate the Merger is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of, on or prior to the Closing, of the following conditions:

(a)    Merger Sub shall have accepted for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer; and

(b)    No Order issued by a Governmental Authority having jurisdiction over any party hereto, nor any applicable Law, shall be in effect that, in each case, makes consummation of the Merger illegal or otherwise prohibited.

ARTICLE 8

TERMINATION

Section 8.01.    Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the consummation of the Offer:

(a)    by mutual written agreement of the Company and Parent;

(b)    by either the Company or Parent, if:

(i)    (A) the Offer shall not have been consummated in accordance with its terms and this Agreement on or before October 30, 2017 (the “End Date”) or (B) the Offer is terminated or withdrawn pursuant to its terms and this Agreement without any Shares being purchased thereunder; provided, however, that the right to terminate this Agreement under this Section 8.01.(b)(i) shall not be available to any party hereto whose material breach of any of its obligations under this Agreement has been the primary cause of, or resulted in, the failure of the Offer to be consummated;

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(ii)    any Governmental Authority of competent jurisdiction shall have issued a final, non-appealable Order permanently restraining, enjoining or otherwise prohibiting the Merger or the other Transactions; provided, however, that the right to terminate this Agreement under this Section 8.01.(b)(ii) shall not be available to any party hereto whose material breach (including with respect to Parent, material breach by the Merger Sub) of any of its obligations under this Agreement has been the primary cause of, or resulted in, such Order; or

(iii)    any Law shall have been promulgated, entered, enacted or issued or be applicable to the Merger by any Governmental Authority that prohibits, prevents or makes illegal the consummation of the Merger or the other Transactions, and such Law shall be final and non-appealable; or

(c)    by Parent:

(i)    if a Change in Recommendation shall have occurred (it being understood and agreed that any notice of the Company’s intentions to make a Change in Recommendation prior to effecting such Change in Recommendation shall not result in Parent having any termination rights pursuant to this Section 8.01.(c)(i));

(ii)    if the Company shall have committed an Intentional and Knowing Breach of any material provision of Section 6.02; or

(iii)    if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of the Offer Condition in clause (iii)(B) or (iii)(C) of Exhibit A and (B) is incapable of being cured or has not been cured by the Company by the earlier of (1) 30 days after written notice has been given to Parent by the Company of such breach or failure to performance and (2) the End Date; provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.01.(c)(iii) if, at the time such termination would otherwise take effect in accordance with the foregoing, Parent or Merger Sub is in material breach of any provision of this Agreement such that the Company has the right (or would following notice and an opportunity to cure) to terminate this Agreement pursuant to Section 8.01.(d)(ii); or

(d)    by the Company:

(i)    if (A) the Company Board has determined to terminate this Agreement in response to a Superior Proposal in compliance with Section 6.02, (B) concurrently with such termination of this Agreement the Company enters into a definitive Alternative Acquisition Agreement with respect to such Superior Proposal and (C) concurrently with such termination pays to Parent by wire transfer in immediately available funds the Termination Fee required to be paid pursuant to Section 9.04.(b);

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(ii)    if Parent shall have breached or failed to perform in any respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would have a Parent Material Adverse Effect and (B) is incapable of being cured or has not been cured by Parent within thirty (30) Business Days after written notice has been given by the Company to Parent of such breach or failure to perform; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01.(d)(ii) if, at the time such termination would otherwise take effect in accordance with the foregoing, the Company is in material breach of any provision of this Agreement; or

(iii)    if Merger Sub fails to commence the Offer as provided in Section 2.01.(a) or consummate the Offer in accordance with Section 2.01.(d); provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01.(d)(iii) if such failure to commence the Offer resulted from the breach of this Agreement by the Company.

The party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01.(a)) shall give notice of such termination to each other party hereto and specify the applicable provision or provisions hereof pursuant to which such termination is effected.

Section 8.02.    Effect of Termination. If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and of no effect without liability of any party (or any Representative of such party) to each other party hereto; provided, however, that the provisions of the last sentence of Section 2.02.(b), Section 6.04.(c), this Section 8.02 and Article 9 shall survive any termination hereof pursuant to Section 8.01; provided, further, that nothing herein shall relieve any party hereto from liability for fraud or any intentional and knowing (i.e., both the action that constituted the breach was deliberate and not inadvertent and, at the time, those taking or authorizing such action knew that such action would constitute a material breach) material breach (an “Intentional and Knowing Breach”) of this Agreement prior to such termination. No termination of this Agreement shall affect the obligations of the parties in the Confidentiality Agreement or any obligations of Parent, Merger Sub, or the Equity Financing Sources pursuant to the Equity Commitment Letter, except as set forth therein.

ARTICLE 9

MISCELLANEOUS

Section 9.01.    Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by facsimile transmission (provided that confirmation of facsimile transmission is obtained), (ii) on the fifth (5th) Business Day after dispatch by registered or certified mail, (iii) on the next Business Day if transmitted by national overnight courier or (iv) on the date delivered if sent by email (provided, that confirmation of email receipt is obtained), in each case as follows:

if to Parent or Merger Sub, to:

Nova Intermediate Parent, LLC and Nova Merger Sub, Inc.

c/o AE Industrial Partners, LLC

2500 N. Military Trail, Suite 470

Boca Raton, FL 33431

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Attn:	Mike Greene
Jon Nemo
Kirk Konert
Fax:	(561) 392-6908
Email:	mgreene@aeroequity.com
jnemo@aeroequity.com
kkonert@aeroequity.com

with a copy to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

Attention:	Jeremy S. Liss, P.C.
Gerald T. Nowak, P.C.
Matthew Arenson
Facsimile:	(312) 862-2200
Email:	jeremy.liss@kirkland.com
gnowak@kirkland.com
marenson@kirkland.com

if to the Company, to:

CDI Corp.

1735 Market Street, Suite 200

Philadelphia, PA 19103

Attention:	Michael S. Castleman
Brian D. Short
Email:	Michael.Castleman@cdicorp.com
Brian.Short@cdicorp.com

with a copy to:

Dechert LLP

2929 Arch Street

Philadelphia, Pennsylvania 19104

Attention:	Martin Nussbaum, Esq.
Ian A. Hartman, Esq.
Facsimile No.:	212 698 3599
215 994 2222
Email:	martin.nussbaum@dechert.com
ian.hartman@dechert.com

Section 9.02.    Survival of Representations, Warranties and Covenants. The representations, warranties, covenants and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time; provided that this Section 9.02 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

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Section 9.03.    Amendments and Waivers. Subject to applicable Law and the limitations set forth in Section 2.01.(b):

(a)    Any provision of this Agreement may be amended or waived at any time before or after approval of this Agreement and the Transactions by the parties hereto by action taken by or on behalf of their respective Boards of Directors, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that (i) without the further approval of the Company’s stockholders, no such amendment or waiver shall be made or given that requires the approval of the stockholders of the Company under the PBCL unless such required further approval is obtained and (ii) following the consummation of the Offer, (A) there shall be no amendment made to this Agreement and (B) there shall be no waiver by the Company (including pursuant to Section 9.03.(b)) that would be adverse to the stockholders of the Company (other than Parent or Merger Sub).

(b)    Except as otherwise set forth in Section 9.03.(a), any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

Section 9.04.    Fees; Expenses.

(a)    Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)    If this Agreement is terminated by the Company pursuant to Section 8.01.(d)(i), the Company shall pay to Parent or an account designated by Parent a fee in immediately available funds in the amount of $5,512,802 (the “Termination Fee”) substantially concurrently with such termination.

(c)    If this Agreement is terminated by Parent pursuant to Section 8.01.(c)(i) or Section 8.01.(c)(ii) then the Company shall promptly, but in no event later than two (2) Business Days after termination of this Agreement, pay Parent the Termination Fee.

(d)    If this Agreement is terminated by Parent or the Company pursuant to Section 8.01.(b)(i) or by Parent pursuant to Section 8.01.(c)(iii) as a result of an Intentional and Knowing Breach by the Company of any of the representations, warranties, covenants or other agreements contained in this Agreement and (i) at any time on or after the date of this Agreement and prior to such termination an Acquisition Proposal shall have been publicly announced (and not publicly withdrawn) and (ii) (A) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement to engage in an Acquisition Transaction, and

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thereafter such Acquisition Transaction is consummated (whether or not such consummation occurs before or after such twelve (12) month period), or (B) within twelve (12) months after the date of such termination, any Acquisition Transaction is consummated, then the Company shall pay Parent the Termination Fee (less any Parent Expenses previously reimbursed pursuant to Section 9.04.(e)) promptly, but in no event later than two (2) Business Days after such consummation; provided, however, that for purposes of this Section 9.04.(d), the term “Acquisition Transaction” shall have the meaning assigned to such term in Article 1 except that the reference to “fifteen percent (15%)” therein shall be deemed to be a reference to “fifty percent (50%).”

(e)    In the event this Agreement is terminated (A) pursuant to Section 8.01.(b)(i) provided that as of such termination the Minimum Tender Condition has not been satisfied but all other conditions set forth in Exhibit A and ARTICLE 7 have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the consummation of the Offer or the Merger, provided that such conditions are capable of being satisfied) or (B) under Section 8.01.(c)(iii), then the Company shall, following receipt of an invoice therefor, promptly (in any event within two (2) Business Days) pay up to $2,500,000 of reasonable and documented out-of-pocket fees and expenses (including legal fees and expenses) incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the Transactions (the “Parent Expenses”), by wire transfer of same day funds to one or more accounts designated by Parent; provided, that the existence of circumstances which could require the Termination Fee to become subsequently payable by the Company pursuant to Section 9.04.(a) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 9.04.(e); provided, further, that the payment by the Company of Parent Expenses pursuant to this Section 9.04.(e) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 9.04.(a) (less the Parent Expenses previously reimbursed).

(f)    For the avoidance of doubt, any payment made by the Company under this Section 9.04 shall be payable only once with respect to this Section 9.04 and not in duplication even though such payment may be payable under one or more provisions hereof.

(g)    The Company acknowledges that the agreements contained in this Section 9.04 are an integral part of the Transactions and that without such provisions Parent and Merger Sub would not have entered into this Agreement. Parent shall promptly provide to the Company upon request therefor the wire transfer information required to make any payments pursuant to this Section 9.04. If the Company fails to pay the Termination Fee or Parent Expenses or any portion thereof and Parent or Merger Sub commences a suit which results in an Order against the Company for the Termination Fee or Parent Expenses or any portion thereof, the Company shall reimburse Parent and Merger Sub for their reasonable and documented, out-of-pocket costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit; provided that if Parent commences such a suit which does not result in an Order against the Company for the Termination Fee or Parent Expenses or any portion thereof, Parent shall reimburse the Company for its reasonable and documented, out-of-pocket costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit.

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(h)    Notwithstanding anything to the contrary contained in this Agreement, but subject to Section 9.09 (which shall not be limited by Section 9.04.(a)), in the event that the Termination Fee and/or the Parent Expenses (as applicable) are paid by the Company as required by this Section 9.04, Parent’s right to receive payment from the Company of the Termination Fee and/or the Parent Expenses (as applicable) pursuant to this Section 9.04 shall constitute the sole and exclusive remedy of Parent, Merger Sub and their Affiliates and Representatives against the Company and the Company Subsidiaries and any of their respective former, current or future Representatives, general or limited partners, stockholders, members, managers, employees, Affiliates or assignees (collectively, the “Company-Related Parties”) for all damages, costs, fees, expenses, Liabilities, penalties or losses of any kind suffered as a result of or in connection with this Agreement (including the negotiation, execution, performance or breach thereof), the failure of the Transactions to be consummated or otherwise, and upon payment of such amount, none of the Company-Related Parties shall have any further Liability or obligation relating to or arising out of this Agreement or the Transactions under any theory of law or equity, contract, tort or otherwise; provided, that nothing in this Section 9.04.(a) shall limit any right or remedy of Parent or Merger Sub with respect to fraud by the Company or relieve the Company of any liability with respect to fraud.

Section 9.05.    Assignment; Benefit.

(a)    This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, that Parent or Merger Sub, upon prior written notice to the Company, may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any Affiliate of Parent and/or to any Debt Financing Source of Parent pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing; provided, further, that no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder or relieve Parent, Merger Sub or the Equity Financing Sources of any of their respective obligations under the Equity Commitment Letter.

(b)    Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors, and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except (i) the provisions of Section 6.09 (Director and Officer Liability) and Section 9.02 (Survival) shall inure to the benefit of the Persons or entities benefiting therefrom who are expressly intended to be third-party beneficiaries thereof and who may enforce the covenants contained therein, (ii) from and after the Effective Time, the holders of Shares shall be beneficiaries of the obligation to pay the Merger Consideration, (iii) from and after the acceptance of the Offer, the holders of Shares validly tendered and not validly withdrawn shall be beneficiaries of the obligation to pay the Offer Price, (iv) from and after the Effective Time, the provisions of Section 2.09 (Treatment of Equity Awards) shall inure to the benefit of those entitled to the payments thereunder, and (v) this Section 9.05.(b) shall not be construed to limit any recourse of the Company against Parent, Merger Sub, or the Equity Financing Sources under and pursuant to the terms of the Equity Commitment Letter.

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Section 9.06.    Governing Law. This Agreement and any Proceedings arising out of or related hereto or to the Transactions or to the inducement of any party hereto to enter into this Agreement, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed in accordance with the laws of the state of Delaware, including all matters of construction, validity and performance, without regard to the conflicts of law rules of the state of Delaware that would refer a matter to the laws of another jurisdiction, except that the provisions of the laws of the Commonwealth of Pennsylvania shall apply (x) with respect to the rights and duties of the Company Board and (y) where such provisions are otherwise mandatorily applicable.

Section 9.07.    Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought only in the Court of Chancery located in the state of Delaware and any state appellate court therefrom, or the Federal District Court for the District of Delaware, and any appellate court therefrom, or if such federal or state court does not have jurisdiction or venue, any court of the state of Delaware having jurisdiction and venue. Each party hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any legal or equitable Proceeding arising out of or relating to this Agreement or the Transactions, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper or that this Agreement or the Transactions may not be enforced in or by such courts. Each party agrees that the service of process in any Proceeding arising out of or relating to this Agreement or the Transactions shall be properly served or delivered if delivered in the manner contemplated by Section 9.01 or in any other manner permitted by applicable Law. Notwithstanding the foregoing, a final judgment in any such Proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 9.08.    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS, OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 9.09.    Specific Performance; Remedies.

(a)    Remedies of Parent and Merger Sub.

(i)    Specific Performance. Prior to the valid termination of this Agreement, Parent and Merger Sub shall be entitled to seek and obtain an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, and, in any action for specific performance, the Company waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which Parent and Merger Sub are entitled at law or in equity (subject to the limitations set forth in this Agreement).

CONFIDENTIAL

(ii)    Termination Fee. Parent shall be entitled to the payment of the Termination Fee if and when payable pursuant to Section 9.04.(b), Section 9.04.(c) and Section 9.04.(d) hereof.

(iii)    Expense Reimbursement. Parent shall be entitled to reimbursement of Parent Expenses if an when payable pursuant to Section 9.04.(e) hereof.

(iv)    Termination. Parent and Merger Sub shall be entitled to terminate this Agreement in accordance with ARTICLE 8 hereof.

(b)    Remedies of the Company.

(i)    Specific Performance. Prior to the valid termination of this Agreement, the Company shall be entitled to seek and obtain an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, and, in any action for specific performance, Parent and Merger Sub waive the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which the Company is entitled at law or in equity (subject to the limitations set forth in this Agreement) provided that, the Company shall be entitled to seek and obtain an injunction, specific performance and other equitable remedies to enforce Parent’s and Merger Sub’s obligations to cause the Equity Financing to be funded and to consummate the Merger only in the event that each of the following conditions has been satisfied: (i) the conditions set forth in Exhibit A and ARTICLE 7 (other than those conditions that by their nature are to be satisfied at the Closing, provided that such conditions are capable of being satisfied at the Closing) have been satisfied on the date the Closing should have been consummated pursuant to the terms of this Agreement but for the failure of the Equity Financing to be funded, and (ii) the Company has irrevocably confirmed in writing to Parent that if the Equity Financing is funded, then it would take all such actions that are within its control to cause the Closing to occur. Notwithstanding the foregoing, the Company agrees to cause any Proceeding seeking an injunction, specific performance or other equitable remedy, to be dismissed with prejudice at such time as Parent and Merger Sub consummate the Merger and the other Transactions in accordance with this Agreement. In no event shall the Company be entitled to seek the remedy of specific performance of this Agreement other than solely under the specific circumstances and as specifically set forth in this Section 9.09.(b)(i).

(ii)    Termination. The Company shall be entitled to terminate this Agreement in accordance with ARTICLE 8 hereof.

(iii)     Monetary Damages. In the event that (x) Parent or Merger Sub has committed an Intentional and Knowing Breach of this Agreement and (y) the Company has sought specific performance to cause the Transactions to be consummated in accordance with Section 9.09.(b)(i) and a court of competent jurisdiction shall have refused to grant such specific performance for any reason, the Company shall be entitled to pursue monetary damages (or, in the case of an award of monetary damages in lieu of specific performance) against Parent and Merger Sub (the “Monetary Damages Remedy”); provided that in no event shall Parent and/or Merger Sub be required to pay such damages (including any reimbursement of expenses in

CONFIDENTIAL

accordance with Section 9.04.(g)) in excess of $12,600,690 in the aggregate (the “Monetary Damages Amount”). Other than the Monetary Damages Remedy or reimbursement of expenses in accordance with Section 9.04.(g), in no event shall the Company or any of its respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees have the right to seek or obtain money damages or expense reimbursement (whether at law or in equity, in contract, in tort or otherwise) from Parent or Merger Sub or any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees. The parties acknowledge and agree that the availability of the Monetary Damages Remedy cannot and will not be used by Parent or Merger Sub as a defense to a claim for specific performance as provided in clause (b)(i) and (c) of this Section 9.09.

(c)     Acknowledgement Regarding Available Remedies. Solely to the extent that the right of specific performance is explicitly applicable under the terms of this Section 9.09, the parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Merger and the other Transactions) in accordance with its specified terms or otherwise breach such provisions. Solely to the extent that the right of specific performance is explicitly applicable under the terms of this Section 9.09, the parties acknowledge and agree that the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.07 without proof of damages or otherwise, and that such explicit rights of specific enforcement are an integral part of the transactions contemplated by this Agreement and without such rights, neither the Company nor Parent would have entered into this Agreement. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity to the extent that the right of specific performance is explicitly applicable under the terms of this Section 9.09. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (to the extent that the right of specific performance is explicitly applicable under the terms of this Section 9.09) shall not be required to provide any bond or other security in connection with any such order or injunction.

(d)    Sole Remedy. The parties hereto acknowledge and agree that the remedies provided for in this Section 9.09 shall be the parties’ sole and exclusive remedies for any breaches of this Agreement or any claims relating to the transactions contemplated hereby. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted by applicable law, any and all other rights, claims and causes of action, known or unknown, foreseen or unforeseen, which exist or may arise in the future, that such party may have against the other party or any of its directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives arising under or based upon any federal, state or local law (including any securities law, common law or otherwise) for any breach of the representations and warranties or covenants contained in this Agreement.

CONFIDENTIAL

Section 9.10.    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Offer, the Top-Up Option, the issuance of the Top-Up Shares, the Merger and the other Transactions is not affected in any manner materially adverse to any party. Upon such a determination, the parties agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, in order that the Offer, the Top-Up Option, the issuance of the Top-Up Shares, the Merger and the other Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.11.    Entire Agreement. This Agreement, the Confidentiality Agreement, the exhibits to this Agreement, the Company Disclosure Schedules and any documents delivered by the parties hereto in connection herewith constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto.

Section 9.12.    Rules of Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party hereto and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement, the exhibits to this Agreement and the Company Disclosure Schedules against any party hereto that drafted or prepared such document is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

Section 9.13.    Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto, it being understood and agreed that all parties hereto need not sign the same counterpart. Until and unless each party hereto has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CDI CORP.

By:	/s/ Michael S. Castleman

Name:	Michael S. Castleman

Title:	President, Chief Financial Officer and Interim Chief Executive Officer

Signature page to Agreement and Plan of Merger

NOVA INTERMEDIATE PARENT, LLC

By:	/s/ Kirk Konert

Name:	Kirt Konert

Title:	Vice President

NOVA MERGER SUB, INC.

By:	/s/ Kirk Konert

Name:	Kirk Konert

Title:	Vice President

Signature page to Agreement and Plan of Merger

Exhibit A

Conditions to the Offer

Notwithstanding any other term of the Offer but subject to the terms set forth in the Merger Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Exchange Act Rule 14e-l(c) (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, if and only if:

(i)    at the Offer Expiration Time, there shall not have been validly tendered in the Offer and not properly withdrawn that number of Shares that, together with the number of Shares then-owned by Parent, Merger Sub or any of their respective Subsidiaries, equals at least one Share more than half of the sum of (i) all Shares then outstanding and (ii) all Shares issuable upon the exercise or vesting, as applicable, of all Company Options and Company TVDS Awards (the “Minimum Tender Condition”);

(ii)    at the Offer Expiration Time, any applicable waiting period under the HSR Act shall not have expired or been terminated;

(iii)    any of the following conditions shall exist at the time of Offer Expiration Time:

(A)    any Order issued by a Governmental Authority, or any applicable Law shall be in effect that would (1) make the Offer, the Top-Up Option (if applicable), the issuance of the Top-Up Shares (if applicable), the Merger or the other Transactions illegal or (2) otherwise prevent or prohibit the consummation thereof;

(B)    any representation and warranty of the Company set forth (1) in Section 4.01, Section 4.03, Section 4.06 (to the extent such provisions in Section 4.06 do not impact the Aggregate Consideration payable), Section 4.23 or Section 4.25 shall not be true and correct in all material respects; (2) in Section 4.06 (to the extent such provisions in Section 4.06 impact the Aggregate Consideration payable) of the Merger Agreement shall not be true and correct in all respects, except to the extent that any inaccuracies would be de minimis; (3) in Section 4.11(b) (No Company Material Adverse Effect) of the Merger Agreement shall not be true and correct in all respects, and/or (4) each other representation and warranty of the Company set forth in the Merger Agreement shall not be true and correct in all respects (after disregarding any qualifications that reference material, materiality or Company Material Adverse Effect) except to the extent that any inaccuracies in such representation or warranty would not have a Company Material Adverse Effect, in the case of clauses (B)(1), (B)(2), (B)(3) and (B)(4), as if such representations and warranties were made on and as of the Offer Expiration Time (or, in the case of such representations and warranties made only as of a specified time or date, on and as of such specified time or date);

(C)    since the date of the Merger Agreement there shall have been a Company Material Adverse Effect;

A-1

(D)    the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement prior to such time; or

(E)    the Company shall have failed to deliver to Parent a certificate signed by a senior executive officer of the Company dated the date on which the Offer expires certifying that the conditions specified in clauses (B), (C) and (D) of this paragraph (iii) do not exist; or

(iv)    the Merger Agreement shall have been terminated in accordance with its terms (the “Termination Condition”).

The foregoing conditions are for the sole benefit of Parent and Merger Sub and may be waived by Parent or Merger Sub in whole or in part at any time and from time to time and in the sole discretion of Parent or Merger Sub, subject in each case to the terms of the Merger Agreement and applicable Law; provided that the foregoing conditions set forth in clauses (i) and (iv) may not be waived without the prior written consent of the Company and Parent. Any reference in this Exhibit A or in the Merger Agreement to a condition or requirement being satisfied shall be deemed met if such condition or requirement is so waived. The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Merger Sub to extend, terminate and/or modify the Offer pursuant to the terms and conditions of the Merger Agreement. The failure by Parent, Merger Sub or any other Affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Capitalized terms used in this Exhibit A but not defined herein shall have the meanings set forth in the agreement to which it is attached, except that the term “Merger Agreement” shall be deemed to refer to the agreement to which this Exhibit A is attached.

A-2

Exhibit B

TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of [•], 2017 by and between Nova Intermediate Parent, LLC, a Delaware limited liability Company (“Parent”), Nova Merger Sub, Inc., a Pennsylvania corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the undersigned stockholder (the “Stockholder”) of [NOVA], a Pennsylvania corporation (the “Company”).

RECITALS

WHEREAS, Parent, Merger Sub and the Company have entered into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), which provides for, among other things, (i) the commencement by Merger Sub of a tender offer (the “Offer”) to purchase any and all of the shares of common stock, par value $0.10 per share, of the Company (the “Company Common Stock”), at a price per share of $[•], payable net to the seller thereof in cash, without interest, and subject to certain deductions and adjustments pursuant to the Merger Agreement (the “Offer Price”); and (ii) following the acceptance for payment of shares of Company Common Stock pursuant to the Offer, upon the terms and subject to the conditions set forth in the Merger Agreement, the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), pursuant to which each issued and outstanding share of Company Common Stock (other than certain shares to be canceled in accordance with the Merger Agreement and Dissenting Shares) will be converted into the right to receive the Offer Price;

WHEREAS, the Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of such number of shares of Company Common Stock as is indicated on the signature page of this Agreement; and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have required the Stockholder, and in order to induce Parent and Merger Sub to enter into the Merger Agreement, the Stockholder (solely in the Stockholder’s capacity as such) has agreed, to enter into this Agreement and tender all of the Subject Shares as described herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

1. Certain Definitions. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a) “Encumbrance” shall mean any lien, hypothecation, adverse claim, charge, security interest, pledge or option, proxy, right of first refusal, preemptive right, voting trust or any other similar right.

(b) “Expiration Date” shall mean the earliest to occur of such date and time as (i) the Merger Agreement shall have been terminated for any reason; (ii) the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement; (iii) the acquisition by Parent of all the Subject Shares of the Stockholder, whether pursuant to the Merger or otherwise; (iv) any amendment, change or waiver to the Merger Agreement is effected without the Stockholder’s consent that (A) decreases the amount, or changes the form or (except with respect to extensions of the Offer in accordance with the terms of the Merger Agreement) timing of consideration payable to the Stockholder pursuant to the terms of the Merger Agreement; or (B) materially and adversely affects the Stockholder; (v) is agreed to in writing by Parent and the Stockholder; (vi) if the Stockholder is a trust whose trustee is not a director or officer of the Company, the determination by such trustee of the Stockholder following a material development, event, fact, occurrence or material change in circumstances that first occurs or first arises after the date hereof that was not known or reasonably foreseeable by the trustee of the Stockholder, after consultation with its outside legal counsel, that the failure to terminate this Agreement would violate the trustee’s fiduciary duties under applicable Law; or (vii) the Company Board of Directors shall have made a Change in Recommendation.

(c) “Permitted Encumbrance” shall mean (i) any Encumbrance arising (A) hereunder (in connection therewith any restrictions on transfer or any other Encumbrance that has been waived by appropriate consent) and (B) under securities laws; (ii) any right, agreement, understanding or arrangement which represents a financial interest in cash received upon sale of the Subject Shares and not an Encumbrance upon the Subject Shares prior to such sale; and (iii) any withdrawal rights under contract, deed or applicable Law applicable to any trust that is also a stockholder of the Company as of the date hereof.

(d) “Subject Shares” shall mean, other than nontransferable restricted shares of Company Common Stock, (i) all shares of Company Common Stock owned directly by the Stockholder as of the date hereof; and (ii) all additional shares of Company Common Stock of which the Stockholder acquires direct ownership during the period from the date of this Agreement through the Expiration Date (including by way of stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or issued upon the exercise of any options, the settlement of any restricted stock or other conversion of any convertible securities).

(e) “Transfer.” A Person shall be deemed to have effected a “Transfer” of a Subject Share if such person, directly or indirectly, (i) sells, pledges, creates an Encumbrance with respect to (other than Permitted Encumbrances), assigns, exchanges, grants an option with respect to, transfers, gifts, disposes of or enters into any derivative arrangement with respect to such Subject Share or any interest therein; or (ii) enters into an agreement or commitment providing for the sale, pledge, creation of an Encumbrance (other than Permitted Encumbrances), assignment, exchange, transfer, gift, disposition of or any derivative arrangement with respect to, or grant of an option with respect to, such Subject Share or any interest therein.

2. Transfer of Subject Shares.

(a) Transfer Restrictions. Except as expressly contemplated by this Agreement or the Merger Agreement, the Stockholder shall not cause or voluntarily consent to any Transfer of any of the Subject Shares to be effected.

(b) Transfer of Voting Rights. The Stockholder shall not (i) deposit any Subject Shares in a voting trust or grant any proxy or power of attorney or enter into any voting agreement or similar agreement with respect to any of the Subject Shares or (ii) take (or knowingly refrain from taking) any other action that would in any way restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder or otherwise make any representation or warranty of the Stockholder herein untrue or incorrect. Any action taken in violation of the foregoing sentence shall be null and void ab initio and such Stockholder agrees that any such prohibited action may and should be enjoined.

(c) Exceptions. Nothing in this Section 2 shall prohibit a Transfer of Subject Shares by Stockholder: (i) if Stockholder is an individual, pursuant to applicable laws of descent and distribution; (ii) if Stockholder is a partnership, corporation, limited liability company or trust, to one or more partners, shareholders or members of Stockholder or to an affiliated entity under common control with Stockholder or to any trustee or beneficiary of the trust; or (iii) if Stockholder is a trust, to distribute up to [•] shares to its beneficiaries pursuant to the withdrawal rights of beneficiaries; provided, however, that a Transfer referred to in Section 2(c)(i) or (ii) hereof shall be permitted only if the transferee agrees in writing, reasonably satisfactory in form and substance to Parent, to be bound by the terms of this Agreement.

(d) Involuntary Transfer. If any involuntary Transfer of any of the Subject Shares shall occur (including, but not limited to, a sale by the Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

3. Agreement to Tender.

(a) Tender of Shares. The Stockholder shall tender, pursuant to and in accordance with the terms of the Offer, the Subject Shares. No later than five (5) business days after commencement of the Offer, the Stockholder shall (a) deliver to the depositary designated in the Offer all documents or instruments required to be delivered in order to tender the Subject Shares pursuant to the terms of the Offer, and/or (b) instruct its broker or such other person who is the holder of record of any Subject Shares to tender such shares for exchange in the Offer pursuant to the terms and conditions of the Offer. Prior to the Expiration Date, the Stockholder shall not tender the Subject Shares into any exchange or tender offer commenced by a third party other than Parent or Merger Sub. Notwithstanding anything to the contrary herein, the Stockholder may withdraw such Subject Shares from the Offer at any time following the termination of this Agreement. For the avoidance of doubt, (x) the Stockholder shall not be required, for purposes of this Agreement, to exercise any unexercised Company equity award held by the Stockholder and (y) the Stockholder shall not have any obligation under this Section 3 to tender (or caused to be tendered) any Subject Shares into the Offer to the extent such tender could cause the Stockholder to incur liability under Section 16(b) of the Exchange Act.

(b) Return of Shares. If the Offer is terminated or withdrawn by Merger Sub or the Merger Agreement is terminated prior to the purchase of Subject Shares in the Offer, Parent and Merger Sub shall promptly return, and shall cause any depository or paying agent, acting on behalf of Parent and Merger Sub, to promptly return all tendered Subject Shares to the Stockholder.

4. Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or shall require the Stockholder to attempt to) limit or restrict the Stockholder in his or her capacity as a director or officer of the Company or any designee of the Stockholder who is a director or officer of the Company from acting in such capacity or voting in such person’s sole discretion on any matter (it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a stockholder of the Company and that any director or officer of the Company who signs this Agreement on behalf of the Stockholder is signing only as an individual and not in any other capacity). No action (or inaction) taken by the Stockholder in their capacity as a director or officer of the Company shall be deemed to constitute a breach of this Agreement.

5. Trustees. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or shall require the Stockholder to attempt to) limit or restrict any trustee of the Stockholder in his or her capacity as a director or officer of the Company from acting in such capacity or voting in such person’s sole discretion on any matter (it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a stockholder of the Company and that any trustee who signs this Agreement on behalf of the Stockholder is signing only in his or her capacity as a trustee and not as an individual or in any other capacity). No action (or inaction) taken by any trustee in their capacity as a director or officer of the Company shall be deemed to constitute a breach of this Agreement.

6. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Stockholder, and neither Parent nor Merger Sub shall have the authority by virtue of this Agreement or the transactions to be consummated pursuant hereto to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Subject Shares to the extent such Subject Shares are entitled to be voted, except as otherwise provided herein.

7. Representations and Warranties of the Stockholder. The Stockholder represents and warrants to Parent and Merger Sub as follows:

(a) Power; Binding Agreement. The Stockholder has full power and authority, and, if Stockholder is an individual, the legal capacity, to execute and deliver this Agreement, to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby have been duly and validly authorized by the Stockholder and no other actions or proceedings on the part of the Stockholder are necessary to authorize the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder or the consummation by the Stockholder of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance and other equitable remedies.

(b) No Conflicts. Except for filings under the Exchange Act and filings under the HSR Act, no filing with, and no permit, authorization, consent, or approval of, any Governmental Authority is necessary for the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby. None of the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder or the consummation by the Stockholder of the transactions contemplated hereby will (i) conflict with or result in any breach of any organizational documents applicable to the Stockholder; (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, commitment, arrangement, understanding or other agreement to which the Stockholder is a party or by which the Stockholder or any of the Stockholder’s properties or assets may be bound; or (iii) violate any order, writ, injunction, decree, judgment, order, statute, rule, or regulation applicable to the Stockholder or any of the Stockholder’s properties or assets, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

(c) Ownership of Shares. The Stockholder (i) is the sole beneficial owner of the shares of Company Common Stock indicated on the signature page of this Agreement, all of which are free and clear of any Encumbrances (other than Permitted Encumbrances); (ii) is the sole owner of options that are exercisable for the number of shares of Company Common Stock indicated on the signature page of this Agreement, all of which options and shares of Company Common Stock issuable upon the exercise of such options are free and clear of any Encumbrances (other than Permitted Encumbrances); (iii) is the sole owner of unvested restricted stock awards for the number of shares of Company Common Stock indicated on the signature page of this Agreement, all of which are free and clear of any Encumbrances (other than Permitted Encumbrances) and (iv) does not directly own any securities of the Company other than those described in the preceding clauses (i)–(iii).

(d) Voting and Disposition Power. The Stockholder has full voting power with respect to the Subject Shares and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Shares. None of the shares of Company Common Stock indicated on the signature page of this Agreement are subject to any stockholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares.

(e) Reliance. The Stockholder has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its attorney, that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement, the Offer and the exhibits thereto and the Merger Agreement in its entirety and have had it fully explained to them by its counsel, that it is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence. The Stockholder understands and acknowledges that the Company, Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

(f) Absence of Litigation. With respect to the Stockholder, as of the date hereof, there is no action, suit, claim, proceeding, charge, arbitration or investigation pending against, or, to the actual knowledge of the Stockholder, threatened in writing against the Stockholder or any of the Stockholder’s properties or assets (including the Subject Shares) before or by any Governmental Authority that could reasonably be expected to prevent or materially delay or impair the consummation by such Stockholder of the transactions contemplated by this Agreement or otherwise materially impair the Stockholder’s ability to perform its obligations hereunder.

(g) Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

8. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant to the Stockholder as follows:

(a) Organization and Qualification. Each of Parent and Merger Sub is a duly organized and validly existing in good standing under the Laws of the jurisdiction of its organization or formation. All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent.

(b) Power; Binding Agreement. Each of Parent and Merger Sub has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Parent and Merger Sub of this Agreement, the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by each of Parent and Merger Sub and no other actions or proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery by Parent or Merger Sub, the performance by either Parent or Merger Sub of its obligations hereunder or the consummation by Parent or Merger Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and, assuming this Agreement constitutes a valid and binding obligation of the Stockholder, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance and other equitable remedies.

(c) No Conflicts. Except for filings under the Exchange Act and filings under the HSR Act, no filing with, and no permit, authorization, consent, or approval of, any Governmental Authority is necessary for the execution and delivery by Parent or Merger Sub of this Agreement, the performance by each of Parent or Merger Sub of its obligations hereunder and the consummation by Parent or Merger Sub of the transactions contemplated hereby. None of the execution and delivery by Parent or Merger Sub of this Agreement, the performance by each of Parent or Merger Sub of its obligations hereunder or the consummation by Parent or Merger Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any organizational documents applicable to Parent or Merger Sub; (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, commitment, arrangement, understanding or other agreement to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of Parent’s or Merger Sub’s properties or assets may be bound; or (iii) violate any order, writ, injunction, decree, judgment, order, statute, rule, or regulation applicable to Parent or Merger Sub or any of Parent’s or Merger Sub’s properties or assets, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

9. Disclosure. The Stockholder shall permit the Company, Parent and Merger Sub to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that the Company, Parent or Merger Sub determines to be necessary or desirable in connection with the Offer, the Merger and any transactions related thereto, the Stockholder’s identity and ownership of Subject Shares and the nature of the commitments, arrangements and understandings under this Agreement. Parent and Merger Sub shall permit the Stockholder to publish and disclose in all disclosure documents required by Law (including any Schedule 13D/A filing), the nature of the commitments, arrangements and understandings under this Agreement.

10. Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such party’s obligations under this Agreement.

11. Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 11 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of either party hereto, for any material breach of this Agreement.

12. Miscellaneous Provisions.

(a) Amendment or Supplement. This Agreement may be amended or supplemented in any and all respects by written agreement signed by all of the parties hereto.

(b) Extension of Time, Waiver, etc. Any party may, subject to applicable Law, solely as to itself: (i) waive any inaccuracies in the representations and warranties of any other party hereto; (ii) extend the time for the performance of any of the obligations or acts of any other party hereto; or (iii) waive compliance by any other party with any of the agreements contained in this Agreement or, except as otherwise provided in this Agreement, waive any of such party’s conditions set forth in this Agreement. Notwithstanding the foregoing, no failure or delay by the Stockholder, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver of rights, nor shall any single or partial exercise of such rights preclude any other or further exercise of such rights or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(c) Entire Agreement; No Third Party Beneficiary. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement. Except for the rights of the Company set forth in Section 9, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto. This Agreement shall not be effective unless and until (i) the Company Board of Directors has voted to approve the Merger Agreement, (ii) the Merger Agreement is executed by all the parties thereto, and (iii) this Agreement is executed by all the parties hereto.

(d) Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. All actions and proceedings arising out of or relating to this Agreement or the negotiation, validity or performance of this Agreement, shall be heard and determined in the Court of Chancery of the State of Delaware, and the parties irrevocably submit to the jurisdiction of such court (and, in the case of appeals, the appropriate appellate court therefrom), in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties agree that service of any court paper may be made in any manner as may be provided under the applicable Laws or court rules governing service of process in such court. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

(e) Specific Enforcement. The parties hereto agree that irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with the terms hereof or are otherwise breached, and that the party seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and the issuance of injunctive and other equitable relief. The parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which they are entitled at law or in equity.

(f) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any one or more direct or indirect wholly owned Subsidiaries of Parent without the consent of the Stockholder, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

(g) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) on the date of confirmation of receipt (or the first (1st) Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by electronic mail or facsimile, in each case to the intended recipient as set forth below (or to such other address, electronic mail address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Merger Sub:

c/o AE Industrial Partners, LLC 2500 N. Military Trail, Suite 470
Boca Raton, FL 33431
Attn:	Mike Greene
Jon Nemo
Kirk Konert
Email:	mgreene@aeroequity.com jnemo@aeroequity.com kkonert@aeroequity.com
Fax: (561) 392-6908
with a copy to (which copy shall not constitute notice):
Kirkland & Ellis LLP

300 North LaSalle Street Chicago, Illinois 60654
Attention:	Jeremy S. Liss, P.C.,
Gerald T. Nowack, P.C.,
Matthew Arenson
Email:	jliss@kirkland.com gnowak@kirkland.com marenson@kirkland.com
Fax: (312) 862-2200
if to the Stockholder:
Attention:
Fax:
with a copy to:
[•]

(h) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

(i) Construction.

(i) For purposes of this Agreement, whenever the context requires: (A) the singular number shall include the plural, and vice versa; (B) the masculine gender shall include the feminine and neuter genders; (C) the feminine gender shall include the masculine and neuter genders; and (D) the neuter gender shall include the masculine and feminine genders.

(ii) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(iii) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(j) Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(k) Counterparts; Signatures. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, each of which shall be deemed an original.

(l) No Recourse. Parent and Merger Sub agree that the Stockholder (in his capacity as a stockholder of the Company) will not be liable for claims, losses, damages, liabilities or other obligations resulting from the Company’s breach of the Merger Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed to be effective as of the date first above written.

STOCKHOLDER:
By:
Name:
Title:
Subject Shares Directly Owned
[•]

[Signature Page to Tender and Support Agreement]

NOVA INTERMEDIATE PARENT, LLC

By:
Name:
Title:
NOVA MERGER SUB, INC.
By:
Name:
Title:

[Signature Page to Tender and Support Agreement]